UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MISSION PRODUCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MISSION PRODUCE, INC.
2710 Camino Del Sol
Oxnard, California 93030

February 26, 2024
Dear fellow stockholders:
I would like to cordially invite you to attend the 2024 Annual Meeting of Stockholders of Mission Produce, Inc. to be held virtually via live webcast on April 11, 2024, at 1:30 p.m., Pacific Time. You can attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2024.
We have decided to hold the Annual Meeting virtually again as it (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting.
At the Annual Meeting you will be asked to (i) elect three Class I director nominees for three-year terms, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2024, (iv) approve an amendment to the Mission Produce, Inc. Amended and Restated Certificate of Incorporation to permit the exculpation of officers as provided for under Delaware law; and (v) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to vote promptly and submit your proxy via the Internet, by telephone, or by completing and mailing a proxy card.
On behalf of our Board of Directors, we thank you for your continued support of the Company.
Sincerely,

Stephen J. Barnard
President and Chief Executive Officer

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
February 26, 2024
Date and Time: The 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Mission Produce, Inc. will be held on Thursday, April 11, 2024, at 1:30 p.m. Pacific Time.
Location and Attendance: Our 2024 Annual Meeting will be held solely by remote communication via an online platform. You will be able to attend the 2024 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2024 and using your control number which can be found on your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Please read “GENERAL INFORMATION” in the accompanying proxy statement.
Record Date: February 13, 2024. Stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the 2024 Annual Meeting and any continuation, postponement, or adjournment thereof.
We intend to mail the Notice Regarding the Availability of Proxy Materials, or the Proxy Statement and proxy card, as applicable, commencing on February 26, 2024 to all stockholders of record entitled to vote at the 2024 Annual Meeting.
Items of Business: At the 2024 Annual Meeting, you will be asked to:
1.
Elect three Class I directors to the Board of Directors for a three-year term expiring at the 2027 annual meeting of stockholders. The nominees for election to the Board of Directors are Stephen A. Beebe, Jay A. Pack, and Tony Bashir Sarsam.

2.	Approve, on an advisory basis, the compensation of our named executive officers.
3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2024.
4.	Approve an amendment to the Mission Produce, Inc. Amended and Restated Certificate of Incorporation to permit the exculpation of officers as provided for under Delaware law.
5.	Transact such other business as may properly come before the 2024 Annual Meeting or any continuation, postponement, or adjournment thereof.
Voting: Regardless of whether you plan to attend the 2024 Annual Meeting, it is important that your shares be represented and voted. Please read the proxy statement, and the Notice of Internet Availability of Proxy Materials or proxy card, as applicable, with care and follow the voting instructions to ensure that your shares are represented. We encourage you to submit your proxy as soon as possible by Internet, telephone, or by signing, dating, and returning your proxy card or voter instruction form provided to you.
By order of the Board of Directors,

Joanne C. Wu
General Counsel and Secretary
Oxnard, California
February 26, 2024

Page
PROXY STATEMENT SUMMARY AND HIGHLIGHTS	1
ITEM 1: ELECTION OF DIRECTORS	12
Board of Directors Overview	12
2024 Nominees to the Board of Directors	15
Continuing Directors	16
CORPORATE GOVERNANCE	18
Board of Directors Leadership Structure	18
Enterprise Risk Management and the Board’s Role in Risk Oversight	18
Cybersecurity and Information Technology	19
Corporate Governance Guidelines	19
Code of Ethics and Conduct	19
Insider Trading Policy	20
Board Meetings and Attendance	20
Communications with the Board	20
Board Committees and Charters	20
Board and Committee Evaluations	23
Board Orientation and Education	23
Director Compensation	23
2023 Director Compensation	25
EXECUTIVE COMPENSATION	26
Executive Officers	26
Compensation Discussion and Analysis	27
Executive Compensation Tables	44
Equity Compensation Plan Information	54
OTHER COMPENSATION MATTERS	55
Compensation Committee Report	55
CEO Pay Ratio	55
Pay for Performance	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
Security Ownership of Certain Beneficial Owners	60
Security Ownership of Management	60
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	62
Policies and Procedures for Review, Approval or Ratification of Related Party Transactions	62
Related Party Transactions	62
ITEM 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	64
ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	65
OTHER AUDIT MATTERS	65
Fees Billed by Deloitte for 2023 and 2022	65
Audit Committee Report	66
ITEM 4: APPROVAL OF AN AMENDMENT TO THE MISSION PRODUCE, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE EXCULPATION OF OFFICERS AS PROVIDED FOR UNDER DELAWARE LAW.	67
GENERAL INFORMATION	69
Availability of Proxy Statement and Annual Report	69
Virtual Annual Meeting	69
Voting	69
Record Date	70
Quorum	70
Voting Procedures	70
Proxy Solicitation	71

PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This Proxy Statement is furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of Mission Produce, Inc., a Delaware corporation (“we,” “our,” the “Company” or “Mission”), for use at our 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”) to be held on Thursday, April 11, 2024, at 1:30 p.m. Pacific Time, or at any adjournment or postponement thereof. At the 2024 Annual Meeting, you will be asked to consider and vote on the matters described in this Proxy Statement. The 2024 Annual Meeting will be held virtually on the Internet. You will be able to attend the 2024 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2024. Only common stockholders of record at the close of business on February 13, 2024, which is the record date for the 2024 Annual Meeting, are permitted to vote at the 2024 Annual Meeting and any adjournment or postponement thereof.
This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting.
We intend to mail the Notice Regarding the Availability of Proxy Materials (“Notice”), or the Proxy Statement and proxy card, as applicable, on February 26, 2024, to all stockholders of record entitled to vote at the 2024 Annual Meeting.
2024 Annual Meeting
Meeting Date and Time	April 11, 2024, at 1:30 p.m. Pacific Time

Record Date	February 13, 2024

Location
Virtual live webcast. You will be able to attend the 2024 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2024. Further information regarding attendance, including how to access the virtual meeting, is set forth in the “GENERAL INFORMATION” section of the Proxy Statement.

Voting Matters and Board of Directors Recommendations
Proposal #	Item	Board Recommendation	Page Reference
1	Election of Directors	FOR each nominee	12
2	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)	FOR	64
3	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2024	FOR	65
4	Approval of an amendment of the Mission Produce, Inc. Amended and Restated Certificate of Incorporation to Permit the Exculpation of Officers as Provided for Under Delaware Law	FOR	67
How to Vote

By Internet. You may submit a proxy over the Internet at www.proxyvote.com before 11:59 p.m. Eastern time on April 10, 2024. You will need to have your control number included on your Notice, voting instruction form or proxy card.

By Telephone. You may submit a proxy over the telephone by calling 1-800-690-6903. Use any touch-tone telephone to transmit your vote before 11:59 p.m. Eastern Time on April 10, 2024. You will need to have your 16‐digit control number included on your Notice, voting instruction form or proxy card.

By Mail. Mark, sign, and date the proxy card provided to you and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

At the Meeting. To vote at the 2024 Annual Meeting, visit www.virtualshareholdermeeting.com/AVO2024. You will need the control number that appears on your Notice, proxy card, or voting instruction form to log on and vote at the virtual 2024 Annual Meeting. Please see “General Information” in this proxy statement for more information.

Important Notice Regarding Availability of Proxy Materials for the 2024 Annual Meeting to be held on April 11, 2024. This Proxy Statement and 2023 Annual Report are available at www.proxyvote.com. You are encouraged to read these materials before you vote.

Fiscal 2023 Business Highlights
Coming off a difficult operating environment in the prior year, the Company achieved impressive growth in total avocado volume sold year over year, improved performance in our Marketing and Distribution segment, and growth in our emerging Blueberries segment in the fiscal fourth quarter. However, weather-related challenges in Peru, where the Company owns its own avocado farms, resulted in quality issues towards the latter part of the season and lower than expected volumes from our owned farms, both of which impacted our International Farming segment performance. Key fiscal 2023 business results included:
•	Total avocado volume sold increased by 12% to 654.4 million pounds;
•	Total revenue was $953.9 million compared to $1.05 billion last year, primarily due to a lower pricing environment driven by higher industry supply out of Mexico;
•	Net loss of $3.1 million;
•
Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increased 2% to $48.4 million compared to $47.6 million last year, with the Marketing and Distribution and Blueberries segments seeing significant increases in adjusted EBITDA; such strong results were partially offset by disappointing adjusted EBITDA performance in our International Farming segment due to the weather-related issues impacting our owned production harvest (see Exhibit A for adjusted EBITDA reconciliation); and

•	Owned exportable avocado production volume from farms in Peru decreased 9% to 107 million pounds for the 2023 harvest season.
In addition to the above, we continued to develop our capabilities in international markets, opening our United Kingdom (“U.K.”) facility and accelerating the second phase of its buildout. We have made meaningful advances in our mango program and have invested in the talent and resources necessary to facilitate accelerated growth in the mango business in 2024 and beyond. We continue to focus our organization’s efforts on supporting long-term consumption growth trends globally and providing the market with a consistent year-round supply of fruit on a global scale.
Our Commitment to Sustainability
In 2020, we performed a systematic materiality assessment with guidance from an external third party to identify the most important areas of sustainability from a business and stakeholder perspective. We engaged with more than 40 stakeholders, including customers, suppliers, business partners, and Company leadership to learn the topics that were most important and/or relevant to each stakeholder group. As part of this materiality assessment, we focused primarily on the following:
•	Understanding the market context on sustainability for our industry and business;
•	Collecting and analyzing data required to measure the impact related to Mission’s energy, emissions, waste, and water use.
•	Developing a vision to help identify and define key areas of focus;
•	Determining a roadmap and framework for future action steps to build upon existing progress and future ambitions; and
•	Identifying and creating the basis for annual sustainability reporting to ensure transparency and communication on our sustainability efforts with our stakeholders.
Since 2020, our sustainability strategy has focused on identifying the sustainability issues and risks most relevant to our business and developing a comprehensive governance structure and long-term strategy to address these key risks.
Oversight and Governance
We place the highest level of importance on the oversight and governance of our sustainability program. Our Board of Directors and each of our committees play a role in overseeing our overall sustainability strategy, reporting, and risk management. Our Nominating and Corporate Governance Committee is responsible for overseeing our environmental, social, and governance initiatives and external reporting. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance framework and ensures that our governance structures are evaluated and considered on an evolving basis. Our Audit Committee oversees our enterprise risk management framework which addresses certain sustainability-related risks. Lastly, our Compensation Committee oversees our diversity, equity, and inclusion efforts and pay equity.
We have a cross-functional, executive-level sustainability council that sets our overall sustainability strategy, provides guidance on program implementation, and oversees the continuing enhancement of our approach to sustainability. Our efforts are managed on a day-to-day basis by our Sustainability Manager who works with our subject area experts across our global footprint to ensure we are regularly evaluating current and emerging opportunities and risks from a sustainability standpoint.
Our Sustainability Pillars – People, Product, and Planet
Our sustainability framework currently centers around three key pillars – people, product, and planet. Each pillar is supported by several key focus areas that are most relevant to our business and that are evaluated consistently to ensure relevance, prioritization, and risk mitigation. Our focus areas are geared towards identifying where the business has the most impact as well as the topics where we feel we can make a significant positive impact.

The People Pillar
The People pillar of our sustainability strategy focuses on two of our most important stakeholder groups: our people and the communities within which we operate. We seek to provide the finest workplace for our people by adhering to and demonstrating our values: FIRST – fun, innovative, reliable, successful, and trustworthy. We are actively involved in supporting our surrounding communities, and we contribute to important causes, including those focused on children, families, and agriculture education.
The Product Pillar
Within our Product pillar, we focus on food waste, food safety and quality, and packaging. Our research and development (“R&D”) teams explore opportunities to implement technologies that are environmentally, socially, and economically impactful, including solutions to reduce food waste and extend the shelf-life of our products. Food safety and quality is a top priority in every aspect of growing, packing, and shipping avocados to market. We have a centralized department comprised of food safety and sanitation experts who manage global uniformity for all food safety programs. Additionally, our teams consistently explore packaging alternatives to reduce our use of plastic without sacrificing product integrity.
The Planet Pillar
We believe and understand the meaningful impact our business has on the planet. Within our Planet pillar, we focus on water management, energy and emissions, and the environmental impact of our global footprint. We track our emissions in accordance with the Greenhouse Gas (GHG) Protocol, which supplies the world’s most widely used greenhouse gas accounting standards, as well as report on our energy use year-over-year. In addition, our precision agriculture methods are adapted to satisfy the environmental needs of each region, so we can grow healthier trees with lower inputs while preserving the natural resources of our growing regions.

2023 Initiatives and Successes
We take a strategic approach to identifying projects and initiatives each year that fall within our sustainability pillars and address key focus areas or mitigate important sustainability risks. For 2023, our key successes included the following:
Pillar	Focus Area	Fiscal 2023 Initiatives, Actions, and Progress
People	Our People	Demographics	We report on the demographic data of our global workforce, year-over-year, as part of our commitment to transparency with our stakeholders.
Social compliance audits
We are assessed against the SEDEX Members Ethical Trade Audit (SMETA), a global standard that measures a company’s practices relating to fair labor, benefits and allowances, health and safety, human rights, training, discrimination, and more. In 2023, we completed this audit and certified 100% of our year-round operational packhouses located in California, Mexico, and Peru, 100% of our U.S. and Canadian distribution centers, and 100% of our owned avocado farms in Peru.

	Community Investment	Charitable giving
In 2023, Mission continued to invest in the communities in which we operate, making meaningful contributions to the development of community infrastructure and resources. Through our giving, Mission contributed to causes supporting children, families, and agricultural education.

Pillar	Focus Area	Fiscal 2023 Initiatives, Actions, and Progress
Product	Food Waste	Non-destructive product testing
To combat food waste, we have conducted trials on various technologies that would enable non-destructive quality testing on our products. For example, at our newest forward distribution center, located in the U.K., we have implemented a non-destructive ripeness control tool and innovative smart device that measures avocado ripeness and provides quality management insights. Use of the device as opposed to traditional methods is expected to reduce food waste and promote product quality and reliability.

	Food Safety and Quality	Food Safety Certification
In 2023, our U.K. forward distribution center completed its first food safety certification process under the BRCGS Global Food Safety Standard which assesses our food safety protocols and our commitment to providing a safe product. The facility received an AA rating, the highest rating issuable for an announced audit.

	Packaging	Reduced plastic for bagging
In 2020, we set a goal to implement a reduced plastic bag in 50% of the bags we pack and ship globally by fiscal 2025. In 2023, we modified our methodology for calculating progress on our goal as we believe the new method of calculation is more accurate based on data available to the Company and captures the amount of reduced plastic utilized in the various bagging configurations that the Company produces for customers. Therefore, instead of calculating progress based on the number of bags we pack and ship globally, we are now calculating based on the quantity of plastic film purchased by the Company for use in production. Under the new methodology, our goal is to purchase at least 50% or more reduced plastic film for our bagging configurations.

Under our revised method of calculation, 52.81% of the plastic film we purchased in 2023 for use in production utilized reduced plastic film. Re-calculating prior year reported data for fiscal 2021 and fiscal 2022 based on the new methodology, 28.52% and 39.94% of the plastic film we purchased in fiscal 2021 and fiscal 2022, respectively, for use in production utilized reduced plastic film.

Pillar	Focus Area	Fiscal 2023 Initiatives, Actions, and Progress
Planet	Water	Irrigation and conservation projects
In 2023, we continued to expand our farming footprint in Guatemala. From May through September, 100% of our trees in Guatemala are irrigated by rainwater. For the remaining months of the year or as necessary, we have extended our precision farming practices to these farms, including irrigation practices that aim to prevent water waste (drip irrigation, weather stations, moisture monitoring, automated fertigation systems).

Our U.K. forward distribution center utilizes a rainwater harvesting system with a tank capacity of 5,000 liters. In 2023, about 7,700 liters were collected to be utilized for toilet waste flushing.

	Energy and Emissions	Energy usage and emissions
In February 2023, our U.K. forward distribution center began utilizing solar power to reduce our reliance on grid electricity. As of fiscal year end, they have generated 369,730 kilowatt hours (kWh) for the use of clean energy in our operations.

In our California packhouse, our solar panels generated 1,508,753 kilowatt hours for the use of clean energy in our operations in 2023, the equivalent of the electricity used to power 135 homes for one year*.

	Environment	Reforestation projects
In August 2023, our teams in Mexico concluded the Mission Verde Reforestation Campaign in the indigenous community of San Francisco, a municipality of Uruapan, Michoacan. Over two years, Mission de Mexico employees participated in weed removal, fertilization, and reforestation efforts, planting approximately 3,000 plants across five hectares of public land. This campaign demonstrated our commitment to forest and wildlife preservation and our care for natural resources.

In Guatemala, we partnered with the children of the San Nicolas village school to plant approximately 350 native trees in areas that were historically used as refuse heaps.

In 2023 alone, we planted over 182,300 new trees across our owned and managed farms in Peru, Guatemala, and Columbia. Overall, we have planted over 2.18 million trees across all Mission owned or managed farms globally.

Environmental Certification
We are evaluated by the Rainforest Alliance to certify that our products support their three pillars of sustainability: social, economic, and environmental. Their standards focus on protecting forests, responsible land management, human rights, and opportunities for rural communities. In 2023, we completed this audit and certified our packhouse located in Peru, as well as 100% of our owned Peruvian avocado farms.

External Reporting
For the past three years, we have released an annual Sustainability Report which is available on our website at www.missionproduce.com. Our annual Sustainability Report includes information regarding our approach to sustainability, our goals and roadmap, sustainability governance structure, operating procedures, projects and initiatives, and use of resources.
*	Calculated using the U.S. Environmental Protection Agency’s (EPA) Greenhouse Gas Equivalencies Calculator.

In our annual Sustainability Report, we also report certain metrics according to the Sustainability Accounting Standards Board (SASB) index framework to provide our stakeholders with standardized metrics showing the comprehensive impact of Mission’s sustainability activities. We primarily report under the Agricultural Products industry in addition to select metrics under the Food Retailers & Distributors industry. We have historically reported under the SASB index on the following categories:
•	Greenhouse gas emissions	•	Air emissions from refrigeration
•	Energy, water, and food waste management	•	Data security
•	Food safety	•	Ingredient sourcing
•	Product labeling and marketing

Corporate Governance and Board of Directors Highlights
Our Board of Directors is committed to the pursuit of board refreshment and balanced tenure. Our Board of Directors has actively focused on refreshing the composition and expertise of the Board of Directors over the last several years to better align with the Company’s status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the independence and diversity of the Board of Directors. In 2020, we appointed Linda B. Segre and Bonnie C. Lind to the Board of Directors, and in 2023, we appointed Tony Bashir Sarsam to our Board of Directors. On April 13, 2023, Shaunte Mears Watkins resigned from the Board of Directors due to her relocation to Australia. After many years of dedicated service to the Company and its stockholders, Stephen W. Bershad will not stand for re-election at the 2024 Annual Meeting. The Board of Directors is actively engaged in an ongoing search process to identify a qualified candidate for appointment to the Board of Directors.
As of the 2024 Annual Meeting, three of our continuing eight directors, or 38% of our Board of Directors, will have been appointed to within the last 5 years.
Our Board of Directors recognizes that the Company’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:
CORPORATE GOVERNANCE BEST PRACTICES
✔	Separate Chairman and CEO roles	✔	Annual Board and committee evaluation process
✔	Director Resignation Policy	✔	Strong Governance Guidelines and committee charters
✔	Lead independent director (when Chairman is not independent)	✔	Board-level oversight of cybersecurity, ESG, and DE&I matters
✔	100% independent Board committees	✔	Annual Sustainability Report
✔	Balance of expertise amongst directors	✔	Strong cybersecurity governance and protections
✔	Majority independent directors	✔	Balanced director tenure and ongoing refreshment
✔	Regular executive sessions	✔	No poison pill
✔	Annual compensation risk analysis overseen by Compensation Committee	✔	Enterprise risk management framework overseen by Audit Committee
Executive Compensation Highlights
Fiscal 2023 Executive Compensation Program
The Compensation Committee believes that it is imperative that our executive compensation program motivates and rewards the executive team to successfully execute our long-term strategy. Fundamentally, we believe that pay should be linked to performance – that executives and long-term stockholders alike should benefit from our success and growth on the one hand, and that executive compensation should reflect moderated levels during periods of financial underperformance on the other. In addition, we design our executive compensation program to recognize the value of our management team and ensure that the overall compensation mix drives strong retention and recruitment.

For fiscal 2023, our executive compensation program consisted of three components: (1) base salary; (2) an annual cash incentive based 80% on achievement of a pre-determined operating income goal and 20% on individual performance; and (3) a long-term equity incentive program comprised of time-vesting restricted stock units (“RSUs”) and three-year performance-based share units (“PSUs”).
Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Cash Incentive	Annual	Rewards achievement based primarily on pre-established financial objectives and, to a significantly lesser extent, individual performance
Performance-based	Three-year Performance-Based Share Units	Long-Term	Supports the achievement of pre-established corporate strategic goals that drive the creation of long-term, sustainable stockholder value
Time-based	Restricted Stock Units	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle
2023 Compensation Determinations
For 2023, base salaries remained flat and did not increase for Stephen J. Barnard, our President and Chief Executive Officer (“CEO”), Timothy A. Bulow, our former President and Chief Operating Officer, and Juan A. Wiesner, our President of Central and South America. Base salary increases for Bryan E. Giles, our Chief Financial Officer, and Joanne C. Wu, our General Counsel and Secretary, were in line with or slightly above the levels approved for employees at-large and were made to move Mr. Giles and Ms. Wu closer to the 50th percentile of market. The base salary for each of our NEOs was below the 50th percentile of peer group data at the time the Compensation Committee reviewed base salary levels in connection with the approval of 2023 compensation packages for our NEOs.
Our 2023 annual cash incentive plan comprised two components: 80% of target bonus opportunity was based on achievement of a Company performance metric, adjusted operating income, and 20% was based on individual performance assessed at fiscal year-end. The Compensation Committee introduced the individual performance metric for 2023 to motivate each executive to execute against their individual responsibilities and to reward individual contributions, particularly amidst a challenging business and operating environment. In addition, the overall maximum payout achievable under our annual cash incentive plan for 2023 was reduced from 200% of bonus opportunity to 180%.
The Company did not achieve the threshold level of performance required for a payout on the 80% tied to adjusted operating income. As such, for the second consecutive year, our named executive officers (“NEOs”) who participate in the annual cash incentive plan did not receive any payouts tied to our financial performance metric under our annual cash incentive plan. We believe this demonstrates a steadfast commitment to our pay-for-performance philosophy. For the remaining 20% of the annual cash incentive plan award opportunity that is based on individual performance, Mr. Giles and Ms. Wu received the full 20% due to their valued contributions and execution of strategic business priorities within each of their areas of responsibility. Mr. Barnard did not receive a payout for the individual performance component. Thus, Mr. Barnard did not receive any payout under our annual cash incentive plan for fiscal 2023. Mr. Wiesner does not participate in our annual cash incentive plan. Rather, the Compensation Committee approved a bonus potential of up to 25% of Mr. Wiesner’s base salary, subject to the CEO’s assessment of Mr. Wiesner’s performance at fiscal year-end. In line with the other NEOs and based on Mr. Barnard’s assessment of Mr. Wiesner’s performance and contributions for the fiscal year, the Compensation Committee approved a payout of 20% of bonus potential for Mr. Wiesner. Mr. Bulow departed the Company in September 2023 and was not eligible for a payout under the annual cash incentive plan. As such, the following table sets forth the amounts paid under our 2023 annual cash incentive plan which we believe demonstrates the link between NEO pay and Company performance.
NEO	Amounts paid under 2023 annual cash incentive plan
Stephen J. Barnard	$0
Bryan E. Giles	$70,875
Juan A. Wiesner	$21,750
Joanne C. Wu	$62,400
Timothy A. Bulow	Not eligible

For fiscal 2023, we continued with our long-term equity incentive program that was initially adopted commencing with our 2022 fiscal year. Our 2023 equity grants were split 60/40 between RSUs and PSUs, which reflected a heavier weighting towards performance-based equity incentives versus the prior year (which was weighted 70% towards RSUs and 30% towards PSUs). Further, the Compensation Committee has approved a 50/50 split between RSUs and PSUs for fiscal 2024, thereby demonstrating a continued shift towards more long-term performance-based equity incentives versus time-based awards and greater alignment between compensation and stockholder interests. The Compensation Committee believes PSUs create a direct tie between compensation and Company performance and foster long-term stockholder value creation, while the RSUs provide important retention value and a tie to our stock price performance. The 2023-2025 PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals over a three-year performance period of November 1, 2022, the first day of our fiscal 2023 year, to October 31, 2025. Our RSUs vest ratably over a three-year period subject to continued service through the vesting date.
Our 2023 long-term equity awards were granted in January 2023 with the following values, which were informed in part by ranges around market median values among our peer group and compensation survey data. Notably, the equity award values for Mr. Barnard and Mr. Wiesner were not increased from fiscal 2022 values, and the value of Mr. Bulow’s equity awards was established per his offer letter when he joined the Company in July 2022.
NEO	Fiscal 2022 Total Equity Award Value	Fiscal 2023 Total Equity Award Value	Fiscal 2023 RSUs Award Value (60% of total)	Fiscal 2023 PSU Award Value (40% of total)
Stephen J. Barnard	$2,000,000	$2,000,000	$1,200,000	$800,000
Bryan E. Giles	$500,000	$680,000	$408,000	$272,000
Timothy A. Bulow	$500,000	$500,000	$300,000	$200,000
Juan A. Wiesner	$500,000	$500,000	$300,000	$200,000
Joanne C. Wu	$350,000	$500,000	$300,000	$200,000
In connection with Mr. Bulow’s departure from the Company in September 2023, the Company entered into a Separation Agreement and General Release under which the Company accelerated the vesting of Mr. Bulow’s unvested and outstanding RSUs that would have become vested on January 6, 2024 (1/3 of Mr. Bulow’s only outstanding RSU grant) had Mr. Bulow’s employment continued through that date, pro-rated for the length of time served from the grant date through the separation date. All other RSUs held by Mr. Bulow were forfeited. In addition, pursuant to our standard PSU award agreement, Mr. Bulow will continue to participate in the 2023-2025 PSU program through the end of the performance period, with the vesting of any PSUs thereunder, if earned, pro-rated based on the length of time served during the performance period.
Compensation-Related Governance Enhancements
The Compensation Committee believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. As such, the Compensation Committee adopted a revised clawback policy applicable to executive officers which provides for the recoupment of incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with a financial reporting requirement under the federal securities laws. The revised clawback policy satisfies the requirements under newly adopted Securities and Exchange Commission (“SEC”) rules regarding incentive recoupment policies.
On August 7, 2023, after careful review and consideration of market practices, and in order to continue to attract and retain qualified executives, the Compensation Committee approved an employment agreement with Mr. Barnard and adopted the Mission Produce, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”) for eligible executives, including Mr. Giles and Ms. Wu. See – Adoption of Severance and Change-in-Control Plan and CEO Employment Agreement.

Executive Compensation Best Practices
In addition to the foregoing, we maintain the following executive compensation best practices:
✔	Strong stock ownership guidelines, requiring our Chief Executive Officer to hold 5x, our Chief Financial Officer 3x, and our other NEOs 1x, of their base salary
✔	Prohibit short sales and hedging of the Company’s stock
✔	Approve equity award values and use a trailing 30-day average stock price from the grant date to determine number of shares granted
✔	Use a formulaic approach to setting equity award grant dates (early January for annual equity grants) to ensure earnings information has been absorbed by the market prior to grant dates
✔	Provide limited perquisites with no gross-ups (except for relocation)
✔	Annual Say on Pay vote
✔	Independent compensation consultant
✔	No defined benefit plans, pensions, or supplemental executive retirement plan benefits
✔	Cash severance benefits capped at 2x for CEO and 1.5X - 1.0X for other NEOs for change in control (CIC) related severance and non-CIC related severance, respectively
✔	Double trigger for equity award acceleration in connection with CIC and no gross ups

ITEM 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine members. In accordance with our Certificate of Incorporation, our Board of Directors is divided into three classes (Class I, Class II, and Class III) with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election, until his or her successor is elected and qualified, or, if earlier, until his or her earlier death, resignation, disqualification, or removal.
In April 2023, Shaunte Mears Watkins, one of our Class III directors, resigned due to her relocation to Australia. In August 2023, Tony Bashir Sarsam joined the Board of Directors as a Class I director. Mr. Sarsam was identified as a director candidate by an independent third-party search firm used by the Nominating and Corporate Governance Committee to assist with identifying qualified director candidates. One of our Class I directors – Stephen W. Bershad – will not stand for re-election at the 2024 Annual Meeting. The Board of Directors is actively engaged in an ongoing search process to identify a qualified candidate for appointment to the Board of Directors. The Board of Directors has reduced the size of the Board of Directors from nine to eight directors effective as of the 2024 Annual Meeting to reflect the reduction in Board size given Mr. Bershad will not be standing for re-election.
Our current directors are divided among the three classes as follows:
Class	Director	Term Expiration
Class I	Stephen A. Beebe Stephen W. Bershad (not standing for re-election at the 2024 Annual Meeting) Jay A. Pack Tony Bashir Sarsam	2024 Annual Meeting
Class II	Luis A. Gonzalez Bruce C. Taylor	2025 Annual Meeting
Class III	Stephen J. Barnard Bonnie C. Lind Linda B. Segre	2026 Annual Meeting
Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Stephen A. Beebe, Jay A. Pack, and Tony Bashir Sarsam for re-election to the Board of Directors for three-year terms expiring at the 2027 annual meeting of stockholders, until the director’s successor is elected and qualified, or, if earlier, until the director’s earlier death, resignation, disqualification, or removal.
Board of Directors Overview
The following table provides an overview of the current composition of our Board of Directors.
Director:	Stephen J. Barnard	Stephen A. Beebe	Stephen W. Bershad*	Luis A. Gonzalez	Bonnie C. Lind	Jay A. Pack	Linda B. Segre	Bruce C. Taylor	Tony Bashir Sarsam
Age	71	79	82	73	65	71	63	67	62
Director since	1983	1995	2012	2011	2020	2008	2020	2001	2023
Compensation		•				•	Chair
Audit		•			Chair	•
Nominating and Corporate Governance		Chair			•			•
Additional Appointments	CEO	Lead Independent Director	Chairman of the Board of Directors		Financial Expert
*	Mr. Bershad is not standing for re-election at the 2024 Annual Meeting.

Board of Directors Composition and Experience
Our Board of Directors consists of a diverse group of highly qualified leaders in their respective fields. Our directors have significant and wide-ranging management experience, and many have extensive farming, agricultural, or food related experience relevant to our industry. Several of our directors also have public company experience either from serving as chief executive officers or chief financial officers of public companies or from serving on public company boards (other than the Mission board). The Board of Directors and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes, experience, and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address the Company’s current and evolving needs.
The following table highlights the key skills and qualifications of the members of our Board of Directors as of the 2024 Annual Meeting.* The Nominating and Corporate Governance Committee and the Board of Directors continuously monitors the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s current and future business needs and organizational structure.
Expertise*	Stephen J. Barnard	Stephen A. Beebe	Luis A. Gonzalez	Bonnie C. Lind	Jay A. Pack	Linda B. Segre	Bruce C. Taylor	Tony Bashir Sarsam
Prior Board Experience	•	•	•	•	•	•	•	•
Senior Leadership	•	•	•	•	•	•	•	•
Food/Agriculture	•	•	•		•	•	•	•
Public Sector	•			•		•		•
International	•	•	•	•		•	•	•
Legal/Corporate Governance		•		•		•	•	•
Operations	•	•	•	•	•	•	•	•
Finance/Tax	•	•		•	•		•	•
HR/Compensation and Benefits	•	•		•		•		•
Commercial/ Marketing	•	•	•	•	•	•	•	•
*	Does not include experience gained from service on our Board of Directors

Board Diversity
The Nominating and Corporate Governance Committee and the Board of Directors view diversity as a priority, considers diversity in its director candidate selections, and seeks representation across a range of attributes. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, public company executive leadership experience, academic expertise, geography, and personal backgrounds.
In accordance with Nasdaq rules, the following Board Diversity Matrix sets forth the required diversity statistics for our current directors:
Board Diversity Matrix
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
Hispanic or Latinx	0	1	0	0
White	2	6	0	0
Director Independence
The Nominating and Corporate Governance Committee annually reviews all relationships directors have that are relevant to a determination of independence and recommends to the Board of Directors the status of a director’s independence under applicable rules established by the SEC and Nasdaq. Based on this review and recommendation, the Board of Directors has determined that the following six directors are independent: Mr. Beebe, Ms. Lind, Mr. Pack, Mr. Sarsam, Ms. Segre, and Mr. Taylor. As a result, we currently have a majority of independent directors. The Board of Directors has also determined that each of the directors serving on our three standing committees satisfies applicable standards of independence and other requirements for service on such committee. Messrs. Barnard, Bershad and Gonzalez are not considered independent for the following reasons:
•
Mr. Barnard serves as the Company’s President and Chief Executive Officer and therefore is not an independent director. In addition, the Company purchases avocados from farms owned by Mr. Barnard and Barnard Properties, an entity owned by Mr. Barnard, in amounts exceeding the categorical standards set by Nasdaq. Purchases are made at market prices similar to prices paid to other California growers.

•
In November 2022, the Company entered into a long-term lease with AgroLatam, a company owned by Mr. Gonzalez. Additionally, in April 2023, the Company purchased a parcel of land from AgroLatam. The land leased and purchased are related to the Company’s blueberry farming operations in Olmos, Peru. The amounts paid for the parcel of land purchased and the amounts to be paid to AgroLatam under the lease exceed the categorical standards set forth by Nasdaq, and therefore, Mr. Gonzalez is not considered an independent director. In addition, the Company previously had a consulting agreement with Mr. Gonzalez which terminated in June 2021.

•
The Company purchases avocados from Rancho Guacamole, LLC, an avocado grower in Southern California that is owned by Mr. Bershad, at market prices similar to purchases from other California growers. The amounts paid for such purchases exceed the categorical standards set forth by Nasdaq, and therefore, Mr. Bershad is not considered an independent director. Mr. Bershad is not standing for re-election at the 2024 Annual Meeting.

Board Refreshment
The Board of Directors believes that refreshment is important to help ensure that the Board of Directors’ composition is aligned with the needs of the Company as it evolves over time and that fresh viewpoints and perspectives are regularly considered. Due to the nature of the agricultural and farming industry, however, the Board of Directors also feels that, over time, directors develop an understanding of the Company and industry which provides significant value to the Company and its stockholders.
Further, a certain degree of continuity and tenure is critical to the Board of Directors’ ability to work together effectively and efficiently as a group. Because term limits or mandatory retirement ages could cause the loss of experience or expertise important to the optimal operation of the Board of Directors, there are no limits on the length of time that a director may serve.

Our Board of Directors has undergone significant refreshment in the past several years to better align the Board of Directors’ composition and expertise with our status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the independence and diversity of our Board of Directors. In 2020, we appointed Ms. Segre and Ms. Lind to the Board of Directors, and in 2023, we appointed Mr. Sarsam to our Board of Directors. Mr. Bershad will not be standing for re-election at the 2024 Annual Meeting, and the Board of Directors is actively engaged in an ongoing search process to identify a qualified candidate for appointment to the Board of Directors. As of the 2024 Annual Meeting, three of our eight directors, or 38% of our Board of Directors, will have been appointed within the last 5 years.
2024 Nominees to the Board of Directors
Set forth below is biographical information for each of our Class I director nominees and a summary of the specific qualifications, attributes, skills, and experiences which led our Board of Directors to conclude that such nominee should serve on the Board of Directors at this time. One of our current Class I directors, Mr. Bershad, will not stand for re-election at the 2024 Annual Meeting. The Nominating and Corporate Governance Committee and the Board of Directors believe that each nominee brings a strong and diverse set of skills and experiences to the Company that strengthen our Board of Directors’ leadership and effectiveness with respect to our business and long-term strategy. If elected, the nominees for election as Class I directors will serve for a term of three years (and until their successors are elected and qualified) or, if earlier, until his or her earlier death, resignation, disqualification, or removal. There are no family relationships among any of our directors or among any of our directors and our executive officers.
Stephen A. Beebe – Class I
Stephen A. Beebe has served on our Board of Directors since 1995 and served as Chairman of our Board of Directors from 2003 until 2020. From 1993 until his retirement in 2002, Mr. Beebe served as the President and Chief Executive Officer of the J.R. Simplot Company, one of the largest privately held diversified agribusiness companies in the United States. He guided the J.R. Simplot Company through expansions in Canada, Mexico, Australia, China, and Europe. Mr. Beebe continues to serve as a director for the J.R. Simplot Company, where he is a member of the Audit Committee. Mr. Beebe is also a co-manager of JRS Properties 111, which is a Simplot family partnership. He is a retired member of the executive committee of the United States Golf Association and chaired and was a member of their Audit Committee and Equipment Standards Committee.
Mr. Beebe received a Juris Doctorate from the University of Idaho, is a member of the Idaho Bar Association (retired) and is a graduate of the Stanford University Executive Program. In 2002, Mr. Beebe was awarded an Honorary Doctorate of Agriculture Science from the University of Idaho.
The Board of Directors concluded that Mr. Beebe should serve as a director based on his substantial business experience in the agriculture sector and his extensive management and leadership experience serving as a chief executive officer of a global agribusiness company.
Jay A. Pack – Class I
Jay A. Pack has served on our Board of Directors since 2008. Mr. Pack is the former owner of Standard Fruit and Vegetable, an integrated re-packer, logistics, and value-added produce company, which was sold to Del Monte in 2003. He served on the board of Coastal Sunbelt Produce, a private foodservice distributor serving the Mid-Atlantic states, from 2014 to March 2022 when Coastal Sunbelt was acquired by Sysco. Previously, Mr. Pack served on the boards of Misionero, Earthbound Farm, and Combs Produce. He has also previously served as a trustee of Sarah Lawrence College, a board member of the Produce Marketing Association (PMA), Chairman of the PMA Foodservice Division, and as President of the North Texas Food Bank.
Mr. Pack received a Bachelor of Science degree from Boston University and a Master of Business Administration degree from Southern Methodist University.
The Board of Directors concluded that Mr. Pack should serve as a director based on his broad knowledge of the produce industry and his extensive business and leadership experience with various produce companies and agricultural industry groups.
Tony Bashir Sarsam – Class I
Tony Bashir Sarsam has served on our Board of Directors since August 2023. He has served as the President and Chief Executive Officer and a member of the board of directors of SpartanNash (NASDAQ: SPTN), a food solutions company, since 2020. Before joining SpartanNash, Mr. Sarsam served as the chief executive officer of Borden Dairy Company from 2018 to 2020, where he led the company through a restructuring, reorganization, and successful sale. Prior to Borden, he was the chief executive officer of Ready Pac Foods from 2013 to 2018 where he also served on the board of directors from 2014 to 2017.

Mr. Sarsam holds a Bachelor of Science, Engineering degree in Chemical Engineering from Arizona State University and a Master of Science in Management from Stanford University.
The Board of Directors concluded that Mr. Sarsam should serve as a director based on his extensive experience serving as a chief executive officer of several companies in adjacent industries, his public company board and executive experience, and his strong knowledge of the food industry.
The Board of Directors recommends a vote “FOR” each of the named director nominees.
Continuing Directors
The biographical information for our five directors whose terms will continue after the 2024 Annual Meeting and will expire at the 2025 annual meeting (Class II) or the 2026 annual meeting (Class III) is below.
Luis A. Gonzalez – Class II
Luis A. Gonzalez has served on our Board of Directors since 2011. Mr. Gonzalez is a private investor in real estate and other ventures. Previously, Mr. Gonzalez founded Austral Group S.A., Peru, which was the second largest fishing and marine based food producer in Peru. Mr. Gonzalez also founded Camposol S.A., a leading agroindustrial company in Peru. Mr. Gonzalez also co-founded Grupo Arato in 2011, which the Company acquired in 2018. Previously, Mr. Gonzalez also served as a director of our wholly-owned Peruvian subsidiaries – Grupo Arato Holding S.A.C., Beggie Peru S.A., Arato Peru S.A., Inversiones Agricolas Olmos S.A.C., and Avocado Packing Company S.A.C.– until November 24, 2021. In 2007, Mr. Gonzalez was honored with the “Comendador por Servicios Distinguidos” medal by the President of Peru for his contributions to the country.
Mr. Gonzalez studied mechanical engineering at Saarbrücken Fachhochschule in Germany.
The Board of Directors concluded that Mr. Gonzalez should serve as a director based on his extensive business and leadership experience in the avocado and agroindustrial industries and his first-hand knowledge of avocado farming and packing operations in Peru.
Bruce C. Taylor – Class II
Bruce C. Taylor has served on our Board of Directors since 2001. Mr. Taylor founded Taylor Fresh Foods, a private multi-billion dollar producer of salads, fresh vegetables, and healthy fresh food, in 1995 and serves as its Chairman and Chief Executive Officer.
Mr. Taylor received a Bachelor of Science degree (Business) and a Bachelor of Arts degree (Development Studies) from the University of California, Berkeley, and a Master’s in Business Administration from Harvard University.
The Board of Directors concluded that Mr. Taylor should serve as a director based on his extensive business and industry knowledge and his long tenured leadership and management experience in the agriculture and farming sectors at Taylor Fresh Foods.
Stephen J. Barnard – Class III
Stephen J. Barnard founded the Company in 1983 and has served as the Chief Executive Officer since 1988. Mr. Barnard also served as the Company’s President from 1988 until July 2022 and from December 2023 through the present. Mr. Barnard serves as a member of the Board of Directors, a role he has held since the Company was founded. Prior to founding Mission Produce, Mr. Barnard worked in the lettuce and avocado divisions of Santa Clara Produce, Inc. Mr. Barnard previously served as Chairman of the Produce Marketing Association (PMA), Chairman of the Western Growers Association, a director of the California Avocado Commission, and a director of Sunkist Growers. He currently serves as a director for the Cal Poly Foundation.
Mr. Barnard received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.
The Board of Directors concluded that Mr. Barnard should serve as a director based on his deep and thorough knowledge of all aspects of our business and industry, his effective leadership and management skills, and his long-tenured service in senior roles with key industry groups.

Bonnie C. Lind – Class III
Bonnie C. Lind has served on our Board of Directors since September 2020. Ms. Lind is the retired Senior Vice President, CFO and Treasurer of Neenah, Inc., (NYSE: NP), a publicly traded technical specialties and fine paper company, a position she held from June 2004 to May 2020. Prior to that, Ms. Lind held a variety of increasingly senior financial and operations positions with Kimberly-Clark Corporation (NYSE: KMB), a manufacturer of personal care, consumer tissue and health care products, from 1982 until 2004. She has been a member of the Board of Directors of Hubbell Incorporated (NYSE: HUBB) since January 2019 where she is chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Beginning in January 2022, she joined the Board of Directors of a private timberlands company, Tamarack Holdings LLC, where she is Chairman of the Audit Committee. She was previously a director at U.S. Silica Holdings, Inc. (NYSE: SLCA), a global industrial minerals and logistics leader, from 2019 to 2021 where she served on the Audit and Nominating and Corporate Governance Committees. She was also previously a director at Federal Signal Corporation (NYSE: FSS), a world leader in manufacturing lightbars, beacons, warning lights, and backup alarms/cameras, from 2014 to 2018, where she served on the Nominating and Governance Committee and the Audit Committee. She also served as a director of Empire District Electric Company (NYSE: EDE), an investor-owned utility providing electric, natural gas, and water service, from 2009 to 2017 and was a member of the Audit Committee and Chairman of its Nominating and Corporate Governance Committee.
Ms. Lind holds a Bachelor of Business Administration (Finance) with honors from the University of Georgia.
The Board of Directors concluded that Ms. Lind should serve as a director based on her experience as the chief financial officer of a public company, her financial acumen and financial expertise, her public and private company board experience, as well as her decades of senior financial and operations positions for public and private companies across a wide variety of industries.
Linda B. Segre – Class III
Linda B. Segre has served on our Board of Directors since September 2020. She is a member of the Board of Directors of Top Golf Callaway Brands (NYSE: MODG) where she is chair of the Compensation and Management Succession Committee and a member of the Nominating and Corporate Governance Committee. She is also a member of the Board of Directors of Pecan Grove Farms & Nursery, a private provider of pecan products and Schwab Charitable Fund. From 2009 until 2016 she was the Executive Vice President, Chief Strategy and People Officer at Diamond Foods, Inc. (NASDAQ: DMND). Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and was previously the Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office.
Ms. Segre holds a degree in economics with Academic Distinction from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
The Board of Directors concluded that Ms. Segre should serve as a director based on her public and private company board experience and extensive management experience serving in key leadership roles, including as chief people officer, across a variety of sectors, including the food and agriculture industries.

CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure for the sound and effective oversight of management. Our Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and existing circumstances.
Currently, the Board of Directors has determined that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure. Mr. Barnard serves as Chief Executive Officer, and Mr. Bershad serves as Chairman of the Board of Directors. Our Board of Directors believes that this leadership structure provides the appropriate balance of authority and achieves the optimal governance model at this time. Given Mr. Bershad will not stand for re-election at the 2024 Annual Meeting, the Board of Directors has appointed Mr. Beebe to assume the role of independent Chairman of the Board of Directors effective as of the 2024 Annual Meeting. Mr. Beebe previously served as the Chairman of the Board of Directors from 2003 to 2020.
If the Chairman of the Board of Directors does not otherwise qualify as an independent director, our Corporate Governance Guidelines allow for the appointment of a lead independent director. As noted above, Mr. Bershad is not an independent director under applicable SEC and Nasdaq rules. Therefore, the Board of Directors elected Mr. Beebe to serve as the lead independent director. The lead independent director’s responsibilities include but are not limited to: presiding over all meetings of the Board of Directors at which the Chairman is not present, including any executive sessions of the independent directors, and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board of Directors. Given Mr. Beebe’s status as an independent director and his appointment to the role of Chairman of the Board of Directors effective as of the 2024 Annual Meeting, the Board of Directors does not believe it is necessary to appoint a lead independent director once Mr. Beebe assumes the role of Chairman.
Enterprise Risk Management and the Board’s Role in Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management. Our risk management efforts are designed to support execution of our long-term strategy and achievement of the Company’s objectives to improve long-term operational and financial performance and enhance stockholder value. Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, adopting appropriate controls and mitigation activities for such risks, monitoring these risks, and responding to emerging developments for such risks. As such, in 2022, we developed an Enterprise Risk Management, or ERM, framework to enhance our risk management efforts. Our ERM framework is primarily focused on identifying, assessing, managing, reporting, and monitoring enterprise-level risks that may impact the ability of the Company to achieve its long-term goals and objectives.
Bi-annually, we evaluate the greatest risks to our business, their underlying risk drivers, and the associated mitigation activities, maturity, and controls. Our ERM framework taps into the knowledge, assessment, and feedback of a cross-functional group of the Company’s business leaders representing all key business functions across all our U.S. and international operations. Our bi-annual assessment includes identification and evaluation of the likelihood and potential impact of the top risks facing the Company and the controls in place or needed to mitigate such risks.
Our Audit Committee oversees our overall ERM framework. The Audit Committee receives a bi-annual report on the ERM framework and key enterprise-level risks. In addition, annual updates to the full Board of Directors are provided and results are discussed. Our three standing Board of Directors committees also assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions, code of conduct, and litigation and compliance matters. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors and executive officers. At each regular meeting, or more frequently as needed, the Board of Directors receives and considers committee reports, which may provide additional detail on risk management issues and management’s response.

Cybersecurity and Information Technology
Our Board of Directors considers cybersecurity risk to be an important potential risk to our business. The Board of Directors has delegated to the Audit Committee oversight of cybersecurity and other information technology risks affecting the Company. The Audit Committee periodically evaluates our cybersecurity strategy to ensure its effectiveness. Management provides regular reports to the Audit Committee and the Board of Directors regarding cybersecurity and other information technology risks.
Our Chief Information Officer oversees our information security program. His teams are responsible for leading enterprise-wide cyber resilience strategy, policy, standards, architecture, and processes. We devote significant resources to protecting and continuing to improve the security of our computer systems, software, networks, and other technology assets. Our security efforts are designed to preserve the confidentiality, integrity, and continued availability of all information owned by, or in the care of, the Company and protect against, among other things, cybersecurity attacks by unauthorized parties attempting to obtain access to confidential information, destroy data, disrupt, or degrade service, sabotage systems, or cause other damage.
We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures and prescribes actions to take in case a security control fails or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We have partnerships for Security Operations Center (SOC) services, and various third-party assessments. We deploy both commercially available solutions and proprietary systems to manage threats to our information technology environment actively.
Certain of our information technology applications are externally audited as part of our Sarbanes-Oxley audit program and our controls include information security standards. We follow industry best practices and the National Institute of Standards and Technology (NIST) Cyber Security Framework. We regularly engage appropriate external resources regarding emerging threats to navigate the diverse cybersecurity landscape.
In addition to ensuring adequate safeguards are in place to minimize the chance of a successful cyber-attack, the Company has established well-defined response procedures to effectively address cyber events that may occur despite these robust safeguards. These response procedures are designed to identify, analyze, contain, and remediate such cyber incidents to ensure a timely, consistent, and compliant response to actual or attempted data incidents impacting the Company. The Company devotes appropriate resources and enlists partners to adapt to the evolving threat landscape.
The Company takes data protection seriously and ensures employees understand their role in keeping the Company safe from cyber-attacks. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. As part of this commitment, we require our employees to complete a Cybersecurity Awareness eCourse and acknowledge our Information Security policies. In addition, we have an established schedule and process for regular phishing awareness campaigns that are designed to emulate real-world contemporary threats and provide immediate feedback (and, if necessary, additional training or remedial action) to employees.
We have experienced no material information security breaches in the last three years. As such, we have not spent any material amount of capital on addressing information security breaches in the last three years, nor have we incurred any material expenses from penalties and settlements related to a material breach during this same time. We also carry third-party cybersecurity insurance.
Corporate Governance Guidelines
Our Board of Directors is governed by our Corporate Governance Guidelines which are reviewed annually and amended from time to time to incorporate certain current best practices or as otherwise may be advisable. Our Corporate Governance Guidelines may be found on our website at www.missionproduce.com and are available in print upon written request to the Company’s Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030.
Code of Ethics and Conduct
We have adopted a written code of ethics and conduct that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Board of Directors reviews the Code of Ethics and Conduct on an annual basis and makes changes if and when appropriate. We have posted the Code of Ethics and Conduct on our website, www.missionproduce.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the codes.

Insider Trading Policy
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted an Insider Trading Compliance Policy applicable to all officers, directors, and employees of the Company. Such policy governs the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees, and their affiliated entities, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Compliance Policy, including any amendments thereto, is filed as Exhibit 19.1 to our Annual Report on Form 10-K.
Board Meetings and Attendance
The Board of Directors held six meetings in fiscal year 2023, and all directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Six out of our eight directors serving on the Board of Directors as of the 2023 Annual Meeting were present; the remaining directors were unable to attend due to extenuating circumstances.
Communications with the Board
Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our Chairman of the Board and Chief Executive Officer, who is also a member of the Board of Directors. In addition, stockholders may communicate in writing with any particular director, any committee of the Board of Directors, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director or committee unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board of Directors, relevant director, or committee include, without limitation, customer complaints, solicitations, communications that do not relate to our business, or communications that relate to improper or irrelevant topics.
Board Committees and Charters
The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee maintains a charter that is approved by the Board of Directors and evaluated annually. The charter for each of our standing committees is available on our website at www.missionproduce.com.
Audit Committee
Our Audit Committee oversees the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. Among other matters, the Audit Committee:
•	is responsible for the appointment, compensation, retention, evaluation, and oversight of our independent auditor;
•
oversees the financial reporting process, including the review of critical accounting policies and estimates, issues and analyses of financial reporting issues, audit problems and difficulties, and the adequacy and effectiveness of accounting and financial controls;

•
reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	provides the Audit Committee Report with respect to audited financial statements for inclusion in the Company’s proxy statement;
•	reviews the Company’s earnings press releases and earnings guidance, if applicable;
•	reviews and oversees legal and compliance matters;
•	reviews the scope and results of our internal audit function;
•	reviews the policies and practices with respect to risk assessment and management; and
•	reviews our information security and technology risks (including cybersecurity) and management programs.

The current members of our Audit Committee are Ms. Lind (Chair), Mr. Beebe, and Mr. Pack. All members of our Audit Committee meet the heightened standards of independence required for service on the Audit Committee and satisfy the financial literacy and sophistication requirements under applicable Nasdaq rules and regulations. Ms. Lind is an Audit Committee financial expert as defined under applicable SEC rules. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee met five times during fiscal year 2023.
Compensation Committee
Our Compensation Committee oversees matters pertaining to the compensation of the Company’s executive officers and directors. Among other matters, the Compensation Committee:
•
reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer against these goals and objectives, and sets the compensation of our Chief Executive Officer;

•	reviews and sets the compensation of our executive officers other than the Chief Executive Officer;
•	makes recommendations to the Board of Directors regarding director compensation;
•	reviews and approves the Company’s incentive compensation and equity-based plans and arrangements;
•	reviews compliance with stock ownership guidelines for directors and officers;
•	oversees the establishment and administration of incentive recoupment policies;
•	oversees the risk assessment regarding the Company’s compensation policies and practices;
•	reviews and approves the Compensation Discussion and Analysis for the Company’s proxy statement and prepares the annual Compensation Committee Report for inclusion in the proxy statement; and
•	oversees the Company’s DE&I efforts and initiatives, including pay equity.
The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent third-party compensation consultant in 2023 to advise on a variety of subjects, including peer group composition and benchmarking, incentive plan and equity plan design, director compensation program design, overall compensation plan design and trends, pay-for-performance analytics, and other compensation topics. During fiscal year 2023, Pearl Meyer did not provide any services other than compensation-related matters for our executives and the Board of Directors. Pearl Meyer reported directly to the Compensation Committee and attended meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee), as requested. Each year the Compensation Committee reviews the independence of Pearl Meyer, including considering the factors required by Nasdaq listing standards. During its fiscal 2023 review, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest exists that would prevent it from providing independent and objective advice to the Compensation Committee.
In addition, the Compensation Committee approved certain amendments to its charter in fiscal 2023 to add oversight over the establishment and administration of incentive recoupment policies in light of the above referenced SEC rules and the Company’s revised clawback policy, and to specifically cite the Compensation Committee’s oversight responsibilities over compensation risk assessment as it pertains to the Company’s compensation policies and practices.
The current members of our Compensation Committee are Ms. Segre (Chair), Mr. Beebe, and Mr. Pack. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Compensation Committee met five times during fiscal year 2023.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, recommending director nominees for election at the annual meeting of stockholders, overseeing the corporate governance of the Company and the Board of Directors, overseeing executive succession planning, and overseeing environmental, social, and governance matters. Among other matters, the Nominating and Corporate Governance Committee:
•	reviews and makes recommendations to the Board of Directors regarding director independence;
•	identifies individuals qualified to serve as members of the Board of Directors and recommends nominees to the Board of Directors for appointment or election at the annual meeting of stockholders;
•	reviews Board committee structure and composition;
•	develops and reviews the Corporate Governance Guidelines;
•	oversees the annual self-evaluations of the Board of Directors and its committees and management;
•	reviews periodically the succession plans relating to executive officers and other senior management;
•	reviews and oversees the Company’s ESG initiatives and external reporting; and
•	makes recommendations to the Board of Directors regarding other governance matters.
The Nominating and Corporate Governance Committee considers a wide range of factors when assessing potential director nominees. This assessment includes a review of the potential nominee’s experience and expertise, diversity, independence, understanding of the Company’s business or industry, and such other factors as the Nominating and Corporate Governance Committee concludes are pertinent in light of the current and anticipated future needs of the Board of Directors. Specifically, the Nominating and Corporate Governance Committee, in recommending director candidates, and the Board of Directors, in nominating or appointing director candidates, evaluates candidates in accordance with the following qualification standards and selection criteria:
•	high level of personal and professional integrity, strong ethics and values, and the ability to exercise effective business judgment;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	professional and/or academic experience relevant to the Company’s industry;
•	strength of the candidate’s leadership skills;
•
experience in finance and accounting, executive compensation, or other areas of subject matter expertise pertinent to the business and necessary or judicious to round out the expertise of the Board of Directors;

•	sufficient time available for preparation, participation, and attendance at Board of Directors and committee meetings; and
•	any other factor that they deem to be relevant.
The Nominating and Corporate Governance Committee and the Board of Directors also considers the diversity of director candidates, which is defined broadly to include experience, background and other factors including gender, age, race, and other characteristics. In addition, the Nominating and Corporate Governance Committee considers whether there are potential conflicts with the candidate’s other personal and professional pursuits.
From time to time, the Board of Directors or the Nominating and Corporate Governance Committee may find it helpful to utilize a third-party search firm to assist in identifying a qualified director or executive officer candidate pools for consideration.
The Nominating and Governance Committee will consider stockholder recommendations of candidates on the same basis, and under the same criteria, as it considers all other candidates. Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.4(b) of the Company’s Bylaws) to the Corporate

Secretary at 2710 Camino Del Sol, Oxnard, CA 93030, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required in the Company’s Bylaws and under SEC rules concerning nominees, and (c) provide any updates or supplements to such notice at the times and in the forms required by, and otherwise comply with, our Bylaws.
The current members of our Nominating and Corporate Governance Committee are Mr. Beebe (Chair), Ms. Lind, and Mr. Taylor. Each member of the Nominating and Corporate Governance Committee is an independent director under applicable Nasdaq regulations. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Nominating and Corporate Governance Committee met five times during fiscal year 2023.
Board and Committee Evaluations
The Board of Directors recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. Under the leadership of the Chairman of the Board of Directors, the Nominating and Corporate Governance Committee oversees the annual evaluation process. The Nominating and Corporate Governance Committee periodically reviews the format and components of the evaluation process to ensure that actionable feedback is solicited on the operation and effectiveness of the Board of Directors, its committees, and director performance.
Board Orientation and Education
The Board of Directors believes that director education is important to the ability of directors to fulfill their roles and supports directors in their continuous learning. During Board of Directors and committee meetings, information sessions may also be provided on specific subjects relevant to our business or certain pertinent topics. New directors also participate in our director orientation program.
Director Compensation
Our Non-Employee Director Compensation Policy consists of the following components:
Director Compensation Program
Annual Cash Retainers
Board Cash Retainer	$60,000
Committee Cash Retainers:
Annual Committee Chair Retainer (in lieu of committee member retainers)
•Audit	$15,000
•Compensation	$10,000
•Nominating and Corporate Governance	$10,000
Annual Committee Member Retainer
•Audit	$7,500
•Compensation	$5,000
•Nominating and Corporate Governance	$5,000
Initial Equity Compensation
Equity Award (RSUs); pro-rated based on appointment date through next annual meeting of stockholders	$100,000
Annual Equity Compensation
Equity Award (RSUs)	$100,000
Additional Chairman of the Board Equity Award (RSUs)	$40,000
Annual cash retainers are paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service. In addition, committee member or committee chair retainers are only paid if the director attends the meeting, if any, for the calendar quarter for which fees are paid. In accordance with the Non-Employee Director Compensation Policy, each non-employee director who is initially elected or appointed to serve on the Board of Directors is automatically granted RSUs with a value of approximately $100,000 on the date on which such director is appointed or elected to serve on the Board of Directors, pro-rated based on the number of days between the effective date of appointment and the Company’s next annual meeting. Additionally, each non-employee director who is serving on the Board of Directors as of the date of each annual meeting of the stockholders is automatically granted, on such annual meeting date, an RSU award with a value of approximately $100,000, and a non-employee director serving as the Chairman of the Board of Directors is automatically granted additional RSUs with a value of $40,000 on such date.
All equity grants vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the directors’ continued service through the applicable vesting date. In addition, such awards vest in full upon a change in control of the Company (as defined in the Company’s 2020 Incentive Award Plan).
Nonqualified Deferred Compensation Plan
Pursuant to the Company’s Deferred Compensation Plan applicable to non-employee directors, our non-employee directors can elect to defer up to 100% of their annual equity award grant and the annual Chairman grant, as applicable. Annual equity awards that are deferred are credited to a deferred compensation account and vested balances are distributed: (1) at the time of separation either in a lump sum or up to 10 annual installments; (2) pursuant to an in-service election on specified dates of distribution either in a lump sum or up to five annual installments; (3) upon a separation from service due to a change in control either in a lump sum or up to 10 annual installments; and (4) upon death in a lump sum to the director’s beneficiaries.
The unfunded, nonqualified plan structure of the Deferred Compensation Plan is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant’s deferral accounts are considered general liabilities of the Company and subject to creditor risk in the case of corporate insolvency or bankruptcy.
Messrs. Beebe, Bershad, and Pack participated in the Deferred Compensation Plan during 2023.
Director Stock Ownership Guidelines
The Compensation Committee has adopted robust stock ownership guidelines for non-employee directors equal to five times their annual cash retainer, or, $300,000. Non-employee directors are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines in 2021 or the director’s appointment to the Board of Directors. After achievement, directors must continue to hold enough shares to maintain such levels while covered by the guidelines. Only the following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by a director or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares;
•	Unvested RSUs which are subject to time-based vesting only; and
•	Deferred equity under the Nonqualified Deferred Compensation Plan.
The value of ownership is measured at fiscal year-end by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
All non-employee directors exceeded the required level of holdings at the time of measurement except for Mr. Sarsam who was appointed in August 2023.

2023 Director Compensation
The following table sets forth information for the fiscal year ended October 31, 2023 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during fiscal year 2023. Mr. Barnard, our CEO, does not receive additional compensation for his service as a director. All compensation paid to Mr. Barnard is reported in the “Summary Compensation Table.”
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen A. Beebe	82,500	102,112	26,102(6)	210,714
Stephen W. Bershad	60,000	142,965(2)	26,102(6)	229,067
Luis A. Gonzalez	60,000	102,112	—	162,112
Bonnie C. Lind	80,000	102,112	—	182,112
Jay A. Pack	72,500	102,112	—	174,612
Tony Bashir Sarsam(3)	25,000	65,405(4)	—	90,405
Linda B. Segre	70,000	102,112	—	172,112
Bruce C. Taylor	65,000	102,112	—	167,112
Shaunte Mears Watkins(5)	30,000	—	—	30,000
(1)
Represents the grant date fair value of 9,158 RSUs granted to each of our non-employee directors on April 13, 2023 computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $11.15. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices). As of October 31, 2023, Messrs. Beebe, Gonzalez, Pack, and Taylor, and Mses. Lind and Segre each held 9,158 outstanding unvested RSUs, Mr. Sarsam held 5,653 outstanding unvested RSUs, and Mr. Bershad held 12,822 outstanding unvested RSUs. Messrs. Bershad, Beebe, and Pack all participated in our Non-Employee Director Deferred Compensation Plan for 2023 and therefore, the 9,158 RSUs for these directors have been deferred. In addition, outstanding vested but deferred RSUs under the Non-Employee Director Deferred Compensation Plan as of October 31, 2023 were: 8,124 for Mr. Bershad, 5,028 for Mr. Pack, 13,152 for Ms. Lind, and 8,124 for Mr. Beebe.

(2)
Includes an additional 3,664 RSUs granted to Mr. Bershad on April 13, 2023 pursuant to our Director Compensation Program for serving as the Chairman of the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $11.15. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices).

(3)	Mr. Sarsam was appointed to the Board of Directors effective August 14, 2023.
(4)
Includes 5,653 RSUs granted to Mr. Sarsam on August 14, 2023 pursuant to our Director Compensation Program in connection with his appointment to the Board of Directors and computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $11.57. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices).

(5)	Ms. Mears Watkins resigned from the Board of Directors effective April 13, 2023 due to her relocation to Australia.
(6)
Messrs. Beebe and Bershad each received $26,102 to reimburse them for penalties and taxes associated with an administrative error made by the Company, and discovered in fiscal 2023, regarding equity grants that should have been deferred for the 2021 tax year, but which were not deferred, and instead, were delivered prematurely to Messrs. Beebe and Bershad on April 13, 2022.

EXECUTIVE COMPENSATION
Executive Officers
The Company’s executive officers as of the record date are:
Name	Position	Age	Biography
Stephen J. Barnard	President and Chief Executive Officer	71	See Item 1: Election of Directors
Bryan E. Giles	Chief Financial Officer	53
Bryan E. Giles has served as our Chief Financial Officer since 2018. Prior to his role as Chief Financial Officer, Mr. Giles was the Vice President of Finance, a role he held since 2012. Before joining Mission, Mr. Giles worked at Tecom Industries Inc., a division of Smiths Group (LSE: SMGZY), in multiple capacities including Vice President of Finance & Administration and Vice President of Finance – MSS Technology Group. Prior to this, Mr. Giles started his career at Deloitte & Touche LLP.

Mr. Giles is a Certified Public Accountant licensed in the state of California (inactive). Mr. Giles received a Bachelor of Science degree and a Master of Business Administration degree from California State University, Northridge.

Juan A. Wiesner	President of Central and South America	70
Juan A. Wiesner has served as our President of Central and South America since 2018. Prior to this, Mr. Wiesner served as an executive of Grupo Arato, an avocado farming and services company in Peru, from 2014 to 2018. Previously, Mr. Wiesner served as the chief executive officer of Camposol S.A., one of the largest agricultural companies in South America, from 1998 to 2007.

Mr. Wiesner received a civil engineering degree from Universidad Nacional de Colombia.

Joanne C. Wu	General Counsel and Secretary	42
Joanne C. Wu has served as our General Counsel and Secretary since March 2021. Prior to this, Ms. Wu was the Assistant General Counsel at Public Storage (NYSE: PSA), the world’s largest owner, operator, and developer of self-storage facilities, from 2019 to February 2021. Prior to Public Storage, Ms. Wu served as the Associate General Counsel and Assistant Secretary at Dine Brands Global, Inc. (NYSE: DIN), one of the world’s largest full-service dining companies and franchisor of Applebee’s Grill + Bar, IHOP, and Fuzzy’s Taco Shop, from 2014 to 2019. Ms. Wu also previously served as Counsel at Amgen Inc. (NASDAQ: AMGN), one of the world’s largest independent biotechnology companies, from 2010 to 2014. Ms. Wu began her career as an associate in the Los Angeles office of Latham & Watkins LLP in 2007.

Ms. Wu received a Bachelor of Science degree in Business Administration from the Haas School of Business at the University of California, Berkeley, and a Juris Doctor degree from the University of Southern California.

Timothy A. Bulow served as our President and Chief Operating Officer from July 12, 2022 to September 30, 2023.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs, who for fiscal 2023 were:
•	Stephen J. Barnard, President and Chief Executive Officer;
•	Bryan E. Giles, Chief Financial Officer;
•	Juan A. Wiesner, President of Central and South America;
•	Joanne C. Wu, General Counsel and Secretary; and
•	Timothy A. Bulow, Former President and Chief Operating Officer.
Fiscal 2023 Performance Highlights
The Company achieved impressive growth in total avocado volume sold year over year, improved performance in our Marketing and Distribution segment, and growth in our emerging Blueberries segment in the fiscal fourth quarter. However, weather-related challenges in Peru, where the Company owns its own avocado farms, resulted in quality issues towards the latter part of the season and lower than expected volumes from our owned farms, both of which impacted our International Farming segment performance. Key fiscal 2023 business results included:
•	Total avocado volume sold increased by 12% to 654.4 million pounds;
•	Total revenue was $953.9 million compared to $1.05 billion last year, primarily due to a lower pricing environment driven by higher industry supply out of Mexico;
•	Net loss of $3.1 million;
•
Adjusted EBITDA increased 2% to $48.4 million compared to $47.6 million last year, with the Marketing and Distribution and Blueberries segments seeing significant increases in adjusted EBITDA; such strong results were partially offset by disappointing adjusted EBITDA performance in our International Farming segment due to the weather-related issues impacting our owned production harvest (see Exhibit A for adjusted EBITDA reconciliation); and

•	Owned exportable avocado production volume from farms in Peru decreased 9% to 107 million pounds for the 2023 harvest season.
In addition to the above, we continued to develop our capabilities in international markets, opening our distribution facility in the U.K. and accelerating the second phase of its buildout. We have made meaningful advances in our mango program and have invested in the talent and resources necessary to accelerate growth in the mango business in 2024 and beyond.

Overview of 2023 Compensation Program for NEOs
The following pay mix charts shows fiscal 2023 compensation for our CEO and other NEOs at target performance achievement and demonstrates the Compensation Committee’s commitment to ensuring a substantial majority of NEO compensation is based on Company performance and aligned with stockholders. The 2023 compensation program pay mix design included an annual cash incentive award based primarily on the achievement of a Company financial performance metric and a performance-based long-term equity incentive as meaningful components. The Compensation Committee believes that a greater emphasis on at-risk long-term equity incentive compensation supports the Company’s long-term growth orientation and stockholder alignment and focuses on leadership development over the long- rather than short-term.

The following summarizes the key elements of total direct compensation for fiscal 2023 for our NEOs: base salary, annual cash incentive, and long-term equity incentives.
	BASE SALARY	ANNUAL CASH INCENTIVE	LONG-TERM EQUITY INCENTIVE
COMPONENT OF PAY
Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role.

Reviewed annually and adjusted when appropriate to maintain market competitiveness.

Increases are not automatic nor guaranteed.
Annual cash incentives based 80% on Company performance metrics with pre-established goals that align with our budget and 20% on individual performance as assessed at year-end.
Long-term equity incentive program with forward-looking equity awards intended to motivate and reward executives for future growth and financial performance and align the interests of executives and stockholders.

Performance-based PSUs that are earned based on financial performance over a three-year period and time-vested RSUs that vest ratably over a three-year period.

	BASE SALARY	ANNUAL CASH INCENTIVE	LONG-TERM EQUITY INCENTIVE
2023 SUMMARY
2023 salary increases for our NEOs ranged from 0% to 6.7%, with no increase for our CEO, our former President and Chief Operating Officer, or our President of Central and South America. Increases to base salaries for the remaining NEOs, were based on factors such as market competitiveness and individual performance.

2023 annual cash incentives tied to financial performance (80% of target bonus opportunity) paid out at 0% based on failure to achieve the threshold level of performance on adjusted operating income. The 20% of target bonus opportunity tied to individual performance paid out at 20% for all eligible NEOs, except Mr. Barnard, due to their valued contributions during a challenging business and operating environment. Mr. Barnard did not receive any payout under the 20% tied to individual performance. Thus, our CEO did not receive an annual cash incentive payout for fiscal 2023.

Mr. Wiesner does not participate in our annual cash incentive plan. Rather, the Compensation Committee approved a bonus payout of up to 25% of Mr. Wiesner’s annual base salary, subject to our CEOs assessment of his performance at fiscal year-end. Mr. Wiesner’s actual payout was in line with the other NEOs at 20% of bonus potential.

Mr. Bulow departed from the Company in September 2023 and was not eligible for an annual cash incentive payout.*

Our 2023 long-term equity incentive grants were more heavily weighted towards PSUs, with a mix of 60% RSUs and 40% PSUs (formerly a 70%/30% mix). PSUs are earned, if at all, at the end of the three-year performance period based on pre-established cumulative adjusted net income per share goals. RSUs vest 1/3 per year following grant, subject to continued service through the vesting date.

The total value of 2023 long-term equity incentives awarded to each NEO was as follows:

Barnard: $2,000,000 (no change from fiscal 2022)

Giles: $680,000

Wiesner: $500,000 (no change from fiscal 2022)

Wu: $500,000

Bulow: $500,000 (set per terms of offer letter)*

*
In connection with Mr. Bulow’s departure from the Company, the Company entered into a Separation Agreement and General Release under which Mr. Bulow received a gross cash severance payment of $475,020 and the acceleration of the vesting of Mr. Bulow’s unvested and outstanding RSUs that would have become vested on January 6, 2024 (1/3 of Mr. Bulow’s only outstanding RSU grant) had Mr. Bulow’s employment continued through that date, pro-rated for the length of time served from the grant date through the separation date. All other RSUs held by Mr. Bulow were forfeited. In addition, pursuant to our standard PSU award agreement, Mr. Bulow will continue to participate in the 2023-2025 PSU program through the end of the performance period, with the vesting of any PSUs thereunder, if earned, pro-rated based on the length of time served during the performance period.

Base Salary
After reviewing market data and benchmarking provided by Pearl Meyer, and in consideration of the overall performance of the Company for fiscal 2022 and the standard annual merit increases provided to all employees, the Compensation Committee increased the base salary for our Chief Financial Officer by 5% and for our General Counsel and Secretary by 6.7%, with individual determinations based on factors such as market competitiveness and individual performance. Our Chief Executive Officer, our former President and Chief Operating Officer, and our President of Central and South America did not receive base salary increases for fiscal 2023.
Mr. Wiesner also receives additional annual cash compensation based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the profits of our Peruvian operations and distributed to Peruvian employees based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme for fiscal 2023 was $28,819.

Annual Cash Incentive
Annual cash incentive awards are designed to reward achievement of objective financial goals tied to our budget and individual contributions that support business results and execution of the Company’s strategy. For fiscal 2023, target bonus opportunity under the annual cash incentive plan ranged from 100% of base salary for our Chief Executive Officer to 75% of base salary for our other participating NEOs, other than Mr. Wiesner who does not participate in our annual cash incentive plan. Our 2023 annual incentive plan was based 80% on achievement of adjusted operating income and 20% based on individual performance, assessed at the end of the fiscal year. For the 80% based on achievement of adjusted operating income, the Compensation Committee utilized this metric as it has been used historically by the Company as a key performance indicator and is well understood by the Company’s stockholders, investment community, and employees. Operating income is also a prevalent metric in short-term incentive plans among the Company’s peers and the broader market. The threshold level of achievement for a payout under this component was set at 70% and the maximum at 130%. Potential payouts on the portion tied to adjusted operating income ranged from 50% for threshold achievement to 200% for maximum achievement, with no payout for below threshold performance. With the addition of the 20% based on individual achievement, the Compensation Committee reduced the overall maximum payouts achievable under the annual cash incentive plan from 200% to 180%.
80% tied to Company Performance	20% tied to Individual Performance
- Performance range: 70% threshold to 130% max	- Based on individual performance and contributions assessed at end of fiscal year
- Payouts: 50% at threshold and 200% at maximum; no payouts below threshold
- Based on adjusted operating income performance metric	- Maximum payout capped at 20%
Maximum payout under 2023 annual cash incentive plan reduced from 200% to 180%
For 2023, the Company achieved 30% of the target adjusted operating income goal, which was below threshold performance of 70% resulting in a payout percentage of 0% of target bonus opportunity for the 80% of the annual cash incentive tied to this financial measure. As such, no payouts were made to our NEOs under this portion of our annual cash incentive plan. For the 20% of the annual cash incentive based on individual performance, all eligible NEOs, except Mr. Barnard, received a payout at 20%, thereby resulting in a total payout under our annual cash incentive plan of 20% of total target opportunity for these NEOs. Mr. Barnard did not receive any payout under the 20% tied to individual performance. As such, Mr. Barnard’s payout under our 2023 annual cash incentive plan was 0%. This constitutes the second consecutive year that Mr. Barnard received a 0% annual cash incentive payout, demonstrating the Compensation Committee’s firm commitment to a pay for performance philosophy.
Mr. Wiesner does not participate in our annual cash incentive plan. Rather, the Compensation Committee approved a bonus potential of up to 25% of Mr. Wiesner’s base salary, based on the CEO’s assessment of his performance at fiscal year-end. In line with the other NEOs and based on Mr. Barnard’s assessment of Mr. Wiesner’s contributions for fiscal 2023, the Compensation Committee approved a payout of 20% of bonus potential for Mr. Wiesner. Mr. Bulow departed from the Company in September 2023 and was not eligible for an annual cash incentive payout.
For fiscal 2024, the Compensation Committee approved the following annual cash incentive plan design:
-	For all NEOs, except Mr. Wiesner:
○
Company Performance Component: For Mr. Barnard, 100% of target bonus opportunity, and for the other NEOs, 80% of target bonus opportunity, will be based on Company performance against pre-determined adjusted EBITDA metrics (instead of adjusted operating income). The Compensation Committee believes this metric more closely ties payouts to financial metrics utilized most by the CEO and stakeholders to assess Company performance.

▪	Threshold performance required for a payout was set at 50% of target and maximum level of performance achievable was set at 150% of target.
▪
Achievement at threshold performance results in a payout of 0% of target bonus opportunity; achievement at target results in a payout of 100% of target bonus opportunity; and achievement at maximum performance results in a payout of 200% of target bonus opportunity. Amounts are linearly interpolated between performance levels.

○	Individual Performance Component: The Compensation Committee retained an individual performance component weighted at 20% for Mr. Giles and Ms. Wu.

○
As a result of these changes, the maximum payout achievable under the annual cash incentive plan for Mr. Barnard will be 200% of target bonus opportunity, and for Mr. Giles and Ms. Wu, 180% of target bonus opportunity. The Compensation Committee believes that the CEO’s compensation should be fully aligned with the financial performance of the Company.

-
Mr. Wiesner does not participate in the annual cash incentive plan. Rather, consistent with prior years, the Compensation Committee approved a bonus potential of 25% of Mr. Wiesner’s base salary, subject to assessment by the CEO at the fiscal year end.

Long-Term Equity Incentive Program – Improved Mix of PSUs and RSUs
For fiscal 2023, the Compensation Committee continued the long-term equity incentive program that was first implemented for fiscal 2022, which included a portion of equity awards in the form of PSUs and portion in the form of RSUs. However, for fiscal 2023, the Compensation Committee assigned more of the overall equity grant value to PSUs, thereby further demonstrating a continued commitment to pay for performance. 60% of the award value for fiscal 2023 was assigned to RSUs and 40% to PSUs versus a 70/30% split, respectively, for the prior year. The percentage of PSUs comprising total annual equity long-term value will increase to 50% in fiscal 2024.
The 2023-2025 PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals over the three-year performance period running from November 1, 2022 – October 31, 2025, as illustrated in the following table. The number of shares that may be earned and paid ranges from 50% of target PSUs granted for threshold performance of 70% of the target performance goal, 100% for achieving the target performance goal, and 200% for achieving the maximum performance of 130% of the target performance goal; no amounts are earned for performance below threshold level.
	Threshold	Target	Maximum
Performance Range (% of cumulative 3-year adjusted net income (ANI)/share)	70%	100%	130%
PSUs earned as a % of target	50%	100%	200%
RSUs under the long-term equity incentive program vest ratably over three years, subject to continued service through the vesting date.
Fiscal 2022 was the first year the Compensation Committee approved a performance-based long-term equity incentive program represented by our 2022-2024 PSU awards. 2022-2024 PSUs are earned based on cumulative adjusted net income goals over a three-year performance period. Company performance under this goal was below threshold performance as of October 31, 2023.
Total long-term equity award values for fiscal 2023 remained flat over prior year for Mr. Barnard at $2,000,000 and Mr. Wiesner at $500,000. Mr. Giles received a total long-term equity award value of $680,000 and Ms. Wu, $500,000. Mr. Bulow’s equity award value was set per his offer letter when he joined the Company in July 2022.
Adoption of Updated Clawback Policy
In fiscal 2023, the Compensation Committee adopted a revised clawback policy applicable to executive officers which provides for the mandatory recoupment of incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with a financial reporting requirement under the federal securities laws. The revised clawback policy satisfies the requirements under newly adopted SEC rules regarding incentive recoupment policies and replaces our prior clawback policy.
Approval of CEO Employment Agreement and a Severance and Change in Control Plan
On August 7, 2023, after careful review and consideration of market practices, and in order to continue to attract and retain qualified executives, the Compensation Committee entered into an employment agreement with Mr. Barnard and adopted a Severance Plan for eligible executives, including Mr. Giles and Ms. Wu. The employment agreement and Severance Plan provide (i) cash benefits in the event of qualifying termination, with and without a change of control, of a 2x multiple for our CEO and 1-1.5x multiple for the other NEOs, (ii) full vesting of time-based equity, and earnout at target for PSUs, in the event of qualifying termination in connection with a change in control, and pro-rated vesting and earnout at actual performance in the event of a qualifying termination not in connection with a change in control, and (iii) up to 12 months of COBRA coverage. No tax gross ups are paid under the employment agreement or Severance Plan. See – Adoption of Executive Severance and Change-in-Control Plan and CEO Employment Agreement.

Compensation Philosophy and Objectives
In 2021, our Compensation Committee performed, with the assistance of its compensation consultant, Pearl Meyer, an extensive review of the Company’s compensation philosophy and objectives and implemented new programs that are consistent with such objectives and compensation best practices. In fiscal 2022 and 2023, the Compensation Committee reviewed the compensation philosophy and objectives set in 2021 and affirmed that the existing compensation philosophy continued to be appropriate for the Company.
The Compensation Committee is committed to creating a competitive compensation program that supports the Company’s mission and values and facilitates successful execution of our business goals. We believe our compensation program should support and reinforce our goals for growth, financial performance, and leadership development while aligning the interests of our executives and stockholders. The three key pillars of our compensation philosophy are:

Compensation Policies and Practices
Our compensation philosophy is intended to guide the decisions that the Compensation Committee makes each year regarding executive officer compensation. The Compensation Committee operationalizes its compensation philosophy in the following ways:
Key Compensation Philosophy Pillar	How Operationalized in Compensation Decisions
Enable Mission to attract and retain high caliber talent	• Target total compensation levels and incentive opportunities at market competitive levels. • Provide flexibility in structuring sign-on (hire) and promotional awards.
Link pay and performance
• Annual cash incentive plan based primarily on a prospective formulaic approach based on pre-established threshold/target/maximum adjusted operating income goals.
• PSU component of long-term equity incentive plan uses cumulative adjusted net income per share metric, which is communicated in quarterly earnings to stockholders and serves as a key performance indicator and input for analyst stock price targets.
• A clawback policy enabling incentive compensation to be recouped.

Key Compensation Philosophy Pillar	How Operationalized in Compensation Decisions
Create alignment with stockholders
• Our compensation program utilizes a mix of multi-year PSUs and time-vested RSUs, with 60% RSUs and 40% PSUs for fiscal 2023, moving to a 50/50 split for fiscal 2024.
• PSUs are earned based on our performance against pre-established cumulative adjusted net income per share goals for the three-year performance period, thereby encouraging long-term value creation in alignment with the interests of our stockholders.
• Total annual equity grants as a percentage of shares outstanding (burn rate) is reasonable relative to peers.
• Robust stock ownership guidelines (5x for our CEO, 3x for our CFO, and 1x for all other NEOs) ensures long-term alignment with stockholders.

The Compensation Committee evaluates the following components when making determinations regarding executive officer compensation:
Pay Magnitude
• Peer group data and comparisons are used with consideration given to the Company’s relative positioning on revenue, net income, market capitalization, and market capitalization divided by revenue
• Size-appropriate compensation survey data is also used to fill data gaps and provide an additional layer of market data comparisons
• Careful attention is paid to ensuring internal equity and retention

Role of Market Data	• General philosophy to target market median competitive ranges depending on the circumstances • Flexibility to reflect variations as appropriate based on unique individual factors
Mix of Pay
• Emphasis on variable at-risk compensation
• Significant portion of compensation should be based on long-term equity incentives
• Appropriate balance between annual and multi-year components based on performance

Risk Orientation
• Incentive plans should have appropriately challenging targets for threshold, target, and maximum payouts
• Over 100% payout upside opportunities pursuant to annual cash incentive plan and PSUs provide ample leverage while the 180% cap on our annual cash incentive and 200% cap on our PSUs mitigate against windfall payouts

Use of Discretion	• Very limited use of discretion ensures transparency and maintains integrity of plan designs
Stockholder Alignment	• Program design and pay outcomes should reflect a significant mix of equity, increasing alignment and balancing stockholder interests with internal motivation/retention needs

Compensation Risk Management and Best Practices
Pearl Meyer conducted a risk assessment in 2023 regarding the Company’s compensation policies and practices as they apply to all employees, including the NEOs. Pearl Meyer reviewed the design features and performance metrics of the Company’s cash and stock-based incentive programs along with the approval mechanisms associated with each and based, in part, on this risk assessment we believe that the Company’s policies and practices are unlikely to create risks that are reasonably likely to have a material adverse effect on the Company. In addition, the following actions, practices, and policies are intended to provide for continued alignment with our Compensation Philosophy and/or reduce the likelihood of excessive compensation-related risk-taking:
What we do	What we don’t do

• Base a significant portion of pay on financial performance
• Align pay outcomes with performance
• Use a trailing 30-day average stock price to determine number of shares granted
• Use a set grant date (the first Friday of the month following the approval date) for annual equity grants to ensure full-year earnings information has been absorbed by the market prior to grant dates
• Engage in a rigorous target-setting process for incentive metrics
• Adhere to an acceptable equity award burn rate in line with peers
• Provide limited perquisites
• Prohibit short sales and hedging of the Company’s stock
• Adhere to an updated clawback policy
• Abide by stock ownership guidelines for directors and executive officers

• No repricing of underwater stock options
• No tax gross-ups on perquisites (except for relocation)
• No single trigger change-in-control acceleration
• No tax gross ups on severance or change-in-control compensation

Peer Group and Benchmarking
Market data, including information for peer group companies and from compensation surveys, is part of the diverse toolkit the Compensation Committee uses to set fair and competitive compensation levels that help drive the creation of long-term value while mitigating undue risk-taking. The Compensation Committee uses market compensation information to understand how other comparable public companies design executive compensation to assist the Company in offering competitive compensation levels to attract and retain exceptional executives.
The Compensation Committee annually reviews the composition of our peer group to ensure that each company’s relevant attributes remain comparable to ours. The Compensation Committee believes it is appropriate to focus on companies with similar characteristics based on total revenues, market capitalization, and industry (by primary GICS classification). These are representative companies that face many of the same strategic and operational considerations we do and against whom we compete for executive talent.
In March 2022, the Compensation Committee commenced its review of the peer group to aid in its review of compensation determinations for fiscal 2023, and in June 2022, the Compensation Committee determined to add Dole plc, Sovos Brands, Inc., and Tootsie Roll Industries, Inc. to the fiscal 2023 peer group given their business comparability and relative financial size.
2023 Peer Group
• B&G Foods • BellRing Brands • Calavo Growers • CalMaine Foods • Dole plc • Farmer Bros • Fresh Del Monte Produce • Hostess Brands • J&J Snack Foods • John B. Sanfilippo & Son
• Lancaster Colony Corporation
• Landec Corporation
• Seneca Foods
• Sovos Brands, Inc.
• SunOpta
• The Hain Celestial Group
• The Simply Good Foods Company
• Tootsie Roll Industries, Inc.
• Utz Brands

The following table illustrates market capitalization and revenue statistics for the fiscal 2023 peer group and the Company’s relative position across these metrics as of June 2022.
Peer Group Data	Revenues (millions)(1)	Market Capitalization (millions)(2)	Market Capitalization / Revenues
25th Percentile	$875	$782	0.6
50th Percentile (median)	$1,247	$1,430	0.9
Average	$1,676	$1,652	1.4
75th Percentile	$1,572	$2,447	2.1
Mission Percentile	$979 30th	$1,015 38th	1.0 54th
(1)	Trailing 12-month (4 quarter) revenues as of 6/20/2022
(2)	Market capitalization as of 6/20/2022
Role of the Compensation Committee
In accordance with its charter, the Compensation Committee determines and approves the compensation of our CEO and other NEOs. Annually, the Compensation Committee conducts a comprehensive 360-degree review of the CEO’s performance within the context of the financial and operational goals of the Company and the CEO’s leadership effectiveness in driving the organization forward. For 2023, the Compensation Committee utilized an independent third party to assist with its 360 assessment of Mr. Barnard.
The Compensation Committee reviews the Company’s executive compensation plans throughout the fiscal year. Decisions concerning annual salary increases, the approval of annual cash incentives, the design and objectives of each year’s cash and equity incentive plans and the granting of long-term incentive awards are typically made in the first quarter of each fiscal year after a series of meetings among the Compensation Committee, its compensation consultant, the CEO, and other members of the executive team as necessary. The Compensation Committee considers the feedback of the CEO regarding other NEOs’ performance. The Compensation Committee performs this analysis on an annual basis as part of its oversight function with respect to executive compensation.
In addition, the Compensation Committee periodically reviews and makes recommendations to the Board of Directors regarding director compensation.
Role of the Compensation Consultant
The Compensation Committee has the sole authority to engage and terminate any compensation consultant to assist in the evaluation of director or executive compensation and has the sole authority to approve the fees and other terms of retention of such compensation consultants.
The Compensation Committee has engaged Pearl Meyer since 2021 to advise on a variety of subjects, which for fiscal 2023 included peer group composition and benchmarking, executive compensation philosophy and strategy, incentive plan and equity plan design, overall compensation plan design and trends, pay-for-performance analytics, director compensation, CEO employment agreements and executive severance plans, and other compensation topics. While Pearl Meyer provided data and analyses and made recommendations for the compensation program, the Compensation Committee, or the Board of Directors, made all decisions regarding the compensation of the NEOs and our directors.
Fiscal 2023 Compensation Decisions
Base Salary
Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities and service in key leadership roles. Base salary provides competitive levels of fixed compensation determined by the market value of the position, and the qualifications, experience, and performance expectations of each NEO for his/her position. Market-competitive base salaries help attract and retain executive talent. The Compensation Committee annually reviews the base salary of our NEOs and makes adjustments when appropriate based on an assessment of the role, performance, and market competitiveness. The Compensation Committee may also make periodic adjustments in connection with promotions or changes in responsibility.
In the first quarter of fiscal 2023, our Compensation Committee approved limited increases to base salaries, in part, to better align certain of our NEOs with the market median of our peer group and compensation survey data. In doing so, the Compensation Committee considered data provided by Pearl Meyer indicating that our NEOs’ base salaries were generally below market median. Our Chief Financial Officer received a 5% increase and our General Counsel and Secretary received a 6.7% increase. For Mr. Wiesner, the Compensation Committee approved a modest increase for 2023, but upon discussion with Mr. Wiesner, he did not feel it appropriate to accept the increase given the issues surrounding the Peruvian harvest season. As such, our Chief Executive Officer, our former President and Chief Operating Officer, and our President of Central and South America did not receive base salary increases for fiscal 2023.
The Compensation Committee, in setting Mr. Wiesner’s base salary, also takes into account the additional annual cash compensation he receives based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the profits of our Peruvian operations and distributed to Peruvian employees based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme for 2023 was $28,819 and is not included in the base salary table below.
As Mr. Bulow’s annual base salary was set at the time of his appointment in July 2022, the Compensation Committee did not approve any base salary increase for Mr. Bulow for fiscal 2023.
The table below sets forth the annual base salaries of our NEOs, which were effective as of January 8, 2023:
NEO	Base Salary		YOY increase
	Fiscal 2022 ($)	Fiscal 2023 ($)%
Stephen J. Barnard	775,000	775,000	0%
Timothy A. Bulow	475,000	475,000	0%
Bryan E. Giles	450,000	472,500	5%
Juan A. Wiesner	435,000	435,000	0%
Joanne C. Wu	390,000	416,000	6.7%
Annual Cash Incentive Plan
In December 2022, the Compensation Committee approved the 2023 annual cash incentive plan comprising two components – (1) 80% based on achievement of adjusted operating income goals, with performance ranges and payout percentages on substantially similar terms as in fiscal 2022 and 2021; and (2) 20% based on individual performance as assessed at the end of the fiscal year. As further described below, the addition of the 20% allocated to individual performance reduced the maximum payout achievable under our annual cash incentive plan from 200% of target bonus opportunity to 180%.
There were no changes to target bonus opportunities in fiscal 2023. Each NEO’s target bonus opportunity for 2023 was set as follows: Mr. Barnard – 100% of base salary, Mr. Giles – 75% of base salary, Mr. Bulow – 75% of base salary, and Ms. Wu – 75% of base salary. In each case, the percentage of base salary is based on such NEO’s base salary as of the last day of the fiscal year. Mr. Wiesner does not participate in the annual cash incentive plan.
80% Component Tied to Financial Performance
Threshold performance under the portion of the annual cash incentive plan tied to our adjusted operating income performance was set at 70% of target such that any achievement on adjusted operating income goals below that amount would result in a zero payout. Conversely, maximum payouts were capped at 200% corresponding to achievement at 130% or more of the target adjusted operating income goal. The following sets forth the goals, operation of the portion of the annual cash incentive plan that was tied to company performance, and the actual performance achievement and payout percentage for fiscal 2023. Linear interpolation is utilized between the levels of achievement.
	Threshold	Target	Maximum	Actual
Performance Range (% of targeted FY 2023 Adjusted Operating Income)	70%	100%	130%	30%
FY 2023 Operating Income Goals (000s)	$27,293	$38,990	$50,687	$11,673
Bonus Pool Payout (% of target)	50%	100%	200%	0%
The operating income goal for 2023 was set by the Compensation Committee in the first quarter of the fiscal year and aligned with internal budgeted adjusted operating income. The Compensation Committee believed that adjusted operating income goals were set at an appropriately rigorous level to account for anticipated growth and recovery from depressed levels experienced in fiscal 2022 while taking into consideration the uncertainties concerning inflationary pressures, supply chain issues, and avocado supply that were envisioned at the time the goals were set. The 2023 operating income goals were set at levels significantly above actual operating income results for fiscal 2022 and required a robust level of achievement and improvement year-over-year to meet threshold, target, and maximum levels.
In calculating adjusted operating income, the Compensation Committee made certain adjustments, consistent with plan parameters, as shown in the table below, to eliminate the impact of certain non-recurring items such as stock compensation expense, non-productive farming leases, M&A transaction costs, severance costs, purchase accounting adjustments related to our blueberries segment, and other one-time adjustments in our Marketing and Distribution and International Farming segments regarding asset disposals:
Total Consolidated Operating Income	$6,841
Adjustments	$4,832
Total Adjusted Consolidated Operating Income at Target	$11,673
For 2023, the Company achieved 30% of the target adjusted operating income goal, resulting in a payout percentage of 0%. No discretion or adjustments were made to the payouts to our NEOs under this component of the annual cash incentive plan.
20% Component Tied to Individual Performance
For the component of the annual cash incentive plan tied to individual performance, the CEO recommended the Compensation Committee approve a full payout of 20% of target bonus opportunity based on his assessment of each eligible NEO’s individual contributions. For Mr. Giles, the CEO recognized the following contributions: (i) effectively overseeing the accounting, finance, procurement, and IT functions of the Company; (ii) his expanded support of cross functional teams to drive process improvements across business functions; (iii) improvements in our enterprise resource planning system and finance and accounting procedures; and (iv) support over cost reduction initiatives. For Ms. Wu, the CEO highlighted the following contributions: (i) her role in further developing and elevating the risk management and compliance functions of the Company; (ii) navigating several new SEC rules that required development of new or revised policies and disclosures; (iii) streamlining the Company’s sustainability initiatives and reporting; and (iv) leading the transition and execution of several important executive compensation and employee-related matters. The CEO also recognized both Mr. Giles and Ms. Wu for their leadership on Company-wide strategic and operational initiatives. The Compensation Committee considered the CEO’s recommendations and approved a payout of the 20% of target bonus opportunity based on individual performance for Mr. Giles and Ms. Wu. For the CEO, the Compensation Committee utilized an independent third-party firm to assist with its annual CEO performance evaluation. Based on the Company’s overall performance and the results of the CEO assessment, the Compensation Committee determined that Mr. Barnard should not receive any payout under the 20% tied to individual performance. Therefore, Mr. Barnard did not receive any payout under the 2023 annual cash incentive plan.
2023 Cash Payouts Under Annual Cash Incentive Plan
The following table illustrates target and actual payouts under our 2023 annual cash incentive plan for all eligible NEOs.
NEO	Target payout (100% achievement & 100% of bonus opportunity) ($)	Actual payout ($)
Stephen J. Barnard	775,000	0
Bryan E. Giles	354,375	70,875
Joanne C. Wu	312,000	62,400
Mr. Bulow departed from the Company in September 2023 and was not eligible for any payout under the annual cash incentive plan. Mr. Wiesner does not participate in our annual cash incentive plan. Rather, the Compensation Committee approved a bonus potential of up to 25% of Mr. Wiesner’s base salary, based on the CEO’s assessment at fiscal year-end. In line with the other NEOs, the Compensation Committee approved a payout of 20% of his bonus potential (approximately 5% of his base salary, or $21,750) based on Mr. Wiesner’s individual performance and contributions, including the development of a thorough and comprehensive plan to maximize efficiencies and reduce costs related to the Company’s Peruvian farming operations.
Long-Term Equity Incentive Program
The Company grants long-term incentive equity compensation to reward performance over the longer term and to align the interests of key employees with stockholders. In fiscal 2022, after extensive review and discussion, the Compensation Committee approved a long-term equity incentive program comprised of a mix of three-year performance-based PSUs and time-vesting RSUs in order to encourage long-term performance-based value creation and to facilitate retention.

For fiscal 2023, the Compensation Committee assigned 60% of the award value to RSUs and 40% to PSUs. The Compensation Committee has transitioned the mix to be more heavily based on PSUs, with 70% RSUs and 30% PSUs for fiscal 2022, 60% PSUs and 40% RSUs for 2023, and moving to 50% PSUs and 50% RSUs for fiscal 2024 and beyond. The 2023 PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals at threshold, target, and maximum over the three-year performance period commencing November 1, 2022 (first day of 2023 fiscal year) through October 31, 2025. Payout levels range from 50% to 200%, with 50% of PSUs earned for performance at threshold (70% of target), 100% PSUs earned for performance at target, and 200% PSUs earned for performance at maximum (130% of target). No PSUs are earned for performance below threshold levels. RSUs under the long-term equity incentive program vest ratably over three years following the date of grant, subject to continued employment through the vesting dates.
The Compensation Committee determined that cumulative adjusted net income was an appropriate metric because it incentivizes performance over a multi-year period, and adjusted net income is utilized in the Company’s financial modeling and disclosed to stockholders as part of our quarterly and year-end results. In setting the adjusted net income per share goals for fiscal 2023, the Compensation Committee considered the budget for fiscal 2023 and a number of factors, including the Company’s financial forecasts and existing market and competitive conditions. Based on these factors, the Compensation Committee determined that the targets set would be appropriately challenging for the Company to achieve and would result in delivery of meaningful stockholder value if achieved.
Long-Term Equity Incentive Annual Grant Values for Fiscal 2023
In the first quarter of fiscal 2023, the Compensation Committee approved the following equity awards, with an effective grant date of January 6, 2023, the values of which were informed in part by ranges around market median values among our peer group and are designed to increase the amount of at-risk compensation tied to our stock price and financial performance as well as long-term value creation. The Compensation Committee did not increase the equity award value for Mr. Barnard or Mr. Wiesner. Mr. Bulow’s offer letter, dated April 26, 2022, provided for a guaranteed $500,000 long-term equity value for fiscal 2023.
NEO	Fiscal 2022 Total Equity Award Vale	Fiscal 2023 Total Equity Award Value(1)	Fiscal 2023 RSUs Award Value (60% of total)	Fiscal 2023 PSUs Award Value (40% of total)
Stephen J. Barnard	$2,000,000	$2,000,000	$1,200,000	$800,000
Bryan E. Giles	$500,000	$680,000	$408,000	$272,000
Juan A. Wiesner	$500,000	$500,000	$300,000	$200,000
Joanne C. Wu	$350,000	$500,000	$300,000	$200,000
Timothy A. Bulow(2)	N/A	$500,000	$300,000	$200,000
(1)
Reflects the grant values approved by the Compensation Committee. These values are converted to shares based on a trailing 30-day average stock price from the date of grant ($13.82 per share) consistent with our equity award grant practices. The values reported in the Summary Compensation Table and Grants of Plan-Based Awards Table are lower than the values approved by the Compensation Committee, as the amounts in the compensation tables reflect, as required by ASC 718, a closing stock price on the grant date of January 6, 2023 of $11.87 per share.

(2)
Mr. Bulow departed from the Company in September 2023. Per his Separation Agreement and General Release, the Company accelerated the vesting of Mr. Bulow’s unvested and outstanding RSUs that would have become vested on January 6, 2024 (1/3 of Mr. Bulow’s only outstanding RSU grant) had Mr. Bulow’s employment continued through that date, pro-rated for the length of time served from the grant date of January 6, 2023 through the separation date of September 30, 2023. All other RSUs held by Mr. Bulow were forfeited. In addition, pursuant to our standard PSU award agreement, Mr. Bulow will continue to participate in the 2023-2025 PSU program through the end of the performance period, with the vesting of any PSUs thereunder, if earned, pro-rated based on the length of time served during the performance period (i.e., November 1, 2022 through September 30, 2023).

Outstanding Equity Awards at October 31, 2023
Based on cumulative adjusted net income per share at October 31, 2023, the PSUs granted pursuant to our 2022 long-term equity incentive program for the three-year performance period from November 1, 2021 through October 31, 2024, and the PSUs granted pursuant to our 2023 long-term equity incentive program for the three-year performance period from November 1, 2022 through October 31, 2025, would perform at levels below threshold and would therefore result in a zero payout. In addition, all outstanding stock options were underwater as of October 31, 2023. These values demonstrate the direct correlation between the Company’s performance, stock price, and our executive compensation program.

Adoption of Executive Severance and Change-in-Control Plan and CEO Employment Agreement
On August 7, 2023, after a careful review and consideration of market practices, and in order to continue to attract and retain qualified executives, the Compensation Committee approved an employment agreement with Mr. Barnard and adopted a Severance Plan for eligible executives, including Mr. Giles and Ms. Wu.
The employment agreement with Mr. Barnard (the “Employment Agreement”) memorializes the terms of his continued employment as CEO, and has an initial five-year term, subject to automatic renewal for additional one-year periods, and subject to earlier termination in accordance with the terms of the Employment Agreement.
The payments and benefits to which Mr. Barnard is entitled under the Employment Agreement include: (i) an annual base salary of at least $775,000; (ii) participation in the annual incentive plan, with a target annual bonus opportunity equal to 100% of base salary and a maximum annual bonus opportunity equal to 200% of base salary; (iii) participation in employee benefit plans that are generally available to senior executives; and (iv) eligibility to receive equity or other long-term incentive awards that may be approved by the Compensation Committee.
Pursuant to the Employment Agreement, and the Severance Plan, if the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each, as defined), the executive will be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts):
•
a lump sum cash payment equal to the applicable multiple of the sum of base salary and target annual bonus for the year of termination – the applicable multiple (i) for Mr. Barnard is 2.0 times and (ii) for other eligible executives is 1.0 time for a qualifying termination that is not during a Change in Control Period (as defined) and 1.5 times for a qualifying termination that is during a Change in Control Period;

•	the payment of premiums for up to 12-months of COBRA coverage;
•
for a qualifying termination outside of the Change in Control Period, pro-rata vesting of outstanding equity awards based on days served during the vesting period, and in the case of awards subject to performance-based vesting conditions, earned based on actual performance during the applicable performance period pro-rated for actual days served during the performance period;

•
for a qualifying termination during the Change in Control Period, full vesting of outstanding equity awards, with the target vesting level for awards subject to performance-based vesting conditions; and

•	extended stock option exercise period of twelve months following termination, subject to earlier option expiration.
The Severance Plan and Employment Agreement do not provide for any tax gross-up payments, and each provide that the severance benefits are subject to the executive’s execution and non-revocation of a release of claims in favor of the Company and a participation agreement that includes a non-solicitation restrictive covenant for 24-months.
See – Executive Employment and Severance Arrangements; Offer Letters for definitions of applicable terms noted above.
2024 Compensation Design
For fiscal 2024, the Compensation Committee approved the following base salaries for Mr. Barnard, Mr. Giles, and Ms. Wu: $800,000, $487,000, and $450,000, respectively, to reflect additional responsibilities and contributions and/or modest increases in line with cost-of-living increases for employees at-large. Mr. Wiesner did not receive a base salary increase.
For our fiscal 2024, the Compensation Committee approved the following annual cash incentive plan design:
-	For all NEOs, except Mr. Wiesner:
○
Company Performance Component: For Mr. Barnard, 100% of target bonus opportunity, and for the other NEOs, 80% of target bonus opportunity, will be based on Company performance against pre-determined adjusted EBITDA metrics (instead of adjusted operating income). The Compensation Committee believes this metric more closely ties payouts to financial metrics utilized most by the CEO and stakeholders to assess Company performance.

▪	Threshold performance required for a payout was set at 50% of target and maximum level of performance achievable was set at 150% of target.

▪
Achievement at threshold performance results in a payout of 0% of target bonus opportunity; achievement at target results in a payout of 100% of target bonus opportunity; and achievement at maximum performance results in a payout of 200% of target bonus opportunity. Amounts are linearly interpolated between performance levels.

○	Individual Performance Component: The Compensation Committee retained an individual performance component weighted at 20% for Mr. Giles and Ms. Wu.
○
As a result of these changes, the maximum payout achievable under the annual cash incentive plan for Mr. Barnard will be 200% of target bonus opportunity, and for Mr. Giles and Ms. Wu, 180% of target bonus opportunity. The Compensation Committee believes that the CEO’s compensation should be fully aligned with the financial performance of the Company.

-
Mr. Wiesner does not participate in the annual cash incentive plan. Rather, consistent with prior years, the Compensation Committee approved a bonus potential of 25% of Mr. Wiesner’s base salary, subject to assessment by the CEO at the fiscal year end.

The design for the long-term equity incentive program for fiscal 2024 remains largely the same as prior years, except that the allocation between RSUs and PSUs for the NEOs shifted more heavily in favor of PSUs, with 50% allocated to RSUs, and 50% to PSUs. In addition, the Compensation Committee approved total equity award values that were significantly less than prior years for Mr. Barnard ($1.2 million from $2 million) and Mr. Wiesner ($200,000 from $500,000), while keeping values for Mr. Giles and Ms. Wu the same as prior year ($680,000 for Mr. Giles, and $500,000 for Ms. Wu).

The essential elements of our 2024 compensation program are as follows:
Compensation Type		Pay Element	2024 Compensation Program Design
Fixed Pay	Cash Compensation	Base Salary	Base salaries were set as follows for our NEOs: Mr. Barnard - $800,000; Mr. Giles - $487,000, Ms. Wu - $450,000, and Mr. Wiesner - $435,000.
At-Risk Pay		Annual Cash Incentive
For eligible NEOs other than Mr. Barnard, 80% weighted towards performance against adjusted EBITDA goals at threshold, target, and maximum, and payouts set at 0% for threshold achievement, 100% for target achievement, and 200% for maximum achievement, with linear interpolation between achievement levels. 20% weighted towards individual performance. For Mr. Barnard, 100% of his annual cash incentive will be based on achievement of adjusted EBITDA goals as described above.

2024 target bonus opportunities (as a percentage of base salary) were unchanged as follows: Mr. Barnard – 100%, Mr. Giles – 75%, Ms. Wu – 75%.

Mr. Wiesner does not participate in the annual cash incentive plan; rather, the Compensation Committee approved a bonus potential of up to 25% of annual base salary, with actual payouts based on individual performance.

	Equity Compensation	Time-Vested RSUs
50% of total long term equity award in the form of RSUs which vest ratably over three years, based on continued service with the Company.

RSU award values were granted as follows: Mr. Barnard – $600,000, Mr. Giles – $340,000, Ms. Wu – $250,000, and Mr. Wiesner – $100,000.

Three-Year Performance-Based Stock Units
50% of total long term equity award in the form of PSUs based on achievement of pre-established three-year cumulative adjusted net income per share over three-year performance period (November 1, 2023- October 31, 2026) at threshold, target, and maximum.

Cliff vesting subject to performance achievement at end of performance period.

PSU award values were granted as follows: Mr. Barnard – $600,000, Mr. Giles – $340,000, Ms. Wu – $250,000, and Mr. Wiesner – $100,000.

Perquisites
We believe that providing certain limited perquisites to our NEOs is necessary and appropriate to provide a competitive, well-rounded compensation package. We pay for health insurance premiums for certain of our senior executives, including our NEOs. We provide Mr. Giles and Ms. Wu, and provided Mr. Bulow, with a monthly car allowance and Mr. Barnard and Mr. Wiesner with the use of a company-owned car. Except for relocation benefits, we do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company. We also provide for limited Company-paid personal use of chartered aircraft for our CEO. The Compensation Committee believes that the safety, security, accessibility, and efficiency from providing this benefit to our CEO outweighs the incremental cost that we incur.

Executive Stock Ownership Guidelines
Certain of our executive officers, including our NEOs, are subject to robust stock ownership guidelines approved by the Compensation Committee:
Position/Title	Stock Ownership Guideline ($ value)
CEO	5x annual base salary
CFO	3x annual base salary
Other Section 16 Officers / SVPs	1x annual base salary
Executives are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines in September 2021, or their appointment to the relevant position. After achievement, executives must continue to hold enough shares to maintain such levels while covered by the guidelines. The following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by an executive or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares; and
•	Unvested RSUs which are subject to time-based vesting only.
The value of ownership is measured by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement as of the fiscal year-end. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
At the last measurement date of October 31, 2023, all then NEOs exceeded their required level of holdings.
Clawback Policy
The Compensation Committee believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. As such, the Compensation Committee adopted a revised clawback policy applicable to executive officers which provides for the mandatory recoupment of incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with a financial reporting requirement under the federal securities laws. The revised clawback policy satisfies the requirements under newly adopted SEC rules regarding incentive recoupment policies. The following table summarizes the key components of our clawback policy:
Covered Officers	Current and former “executive officers” who receive erroneously awarded compensation
Restatements covered
“Restatements” triggering recovery include the correction of not only material errors in previously reported periods (“Big R” restatements), but also immaterial errors in previously reported periods to avoid a material error in a current period that has not previously been reported (“little r” restatements) – no “fault” or misconduct is required

Recoverable compensation	Erroneously awarded compensation subject to recovery includes excess incentive-based compensation that would not have been received based on a restated “financial reporting measure”
Incentive-Based Compensation
Incentive-based compensation is compensation that is granted, earned or vested based, in whole or in part, on the attainment of a financial reporting measure and received by an employee: (i) after the date he or she commences service as an executive officer; (ii) who served as an executive officer during the applicable performance period; and (iii) during the applicable “three year period”

Time period covered
Applies to incentive-based compensation “received” during the three fiscal years prior to date issuer is required to prepare a restatement (the “three-year period”). “Received” generally means the date the financial reporting measure is attained with respect to the incentive-based compensation, even if the payment or grant of the incentive-based compensation occurred after such date

Discretion
Generally none; certain limited impracticability exceptions apply where the direct cost of recovery to third parties, including reasonable legal expenses and consulting fees, would exceed the amount of recovery, the recovery would violate home-country law based on an opinion of counsel or it would jeopardize the qualified status of a tax-qualified retirement plan

Hedging Restrictions
Under our Insider Trading Policy, we prohibit our employees, including our executive officers, and directors, from hedging the risk associated with ownership of shares of our common stock and other securities.
2023 Say on Pay and Stockholder Outreach
Each year, we carefully consider the results of our Say on Pay vote from the preceding year. We also believe in maintaining an ongoing dialogue with our stockholders and seek their feedback on a wide range of issues. The Company regularly engages with our stockholders and carefully considers any feedback received, including with regard to our governance practices and executive compensation program.
In 2023, approximately 90.6% of the votes cast supported our Say on Pay vote. Our management team participated in six investor events in fiscal 2023, including an investor day, and had approximately 70 interactions with our investors during the year. Given this significant level of support and the feedback received from stockholders, we believe our executive compensation policies and decisions discussed in the “Compensation Discussion and Analysis” were appropriate to achieve our objectives.

Executive Compensation Tables
Summary Compensation Table
The following table provides information concerning the compensation of our NEOs for each of the last three completed fiscal years. Our fiscal year-end is October 31.
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Stephen J. Barnard, President and Chief Executive Officer	2023	775,008	—	1,717,803	—	82,473	2,575,284
	2022	771,164	—	1,821,201	—	77,653	2,670,018
	2021	740,407	—	—	487,515	38,169	1,266,091
Bryan E. Giles, Chief Financial Officer	2023	467,354	70,875	584,051	—	73,594	1,195,874
	2022	442,338	—	455,296	—	65,955	963,589
	2021	390,395	—	—	195,006	63,159	648,560
Juan A. Wiesner, President of Central and South America	2023	465,910(6)	21,750	429,445	—	16,819	933,924
	2022	453,345(6)	—	455,296	—	46,344	954,985
	2021	443,900(6)	35,417	—	—	13,171	492,488
Joanne C. Wu, General Counsel and Secretary	2023	410,146	62,400	429,445	—	70,808	972,799
	2022	383,870	—	318,705	—	67,297	769,872
	2021	215,392	—	164,356	142,193	49,941	571,882
Timothy A. Bulow, Former President and Chief Operating Officer(1)	2023	456,750	—	429,445(7)	—	652,566(8)	1,538,761
	2022	127,890	404,170	—	—	35,374	567,434
(1)	Mr. Bulow became an executive officer upon his hiring on July 12, 2022 and departed the Company effective September 30, 2023.
(2)
Amounts represent the 20% discretionary portion of the annual cash incentive plan determined based on a subjective performance review of the individual’s overall performance for the fiscal year. For the 20% based on individual performance, Mr. Giles and Ms. Wu achieved the 20% of target bonus opportunity allocated to this component. Mr. Barnard did not receive a payout for the portion of the annual cash incentive plan tied to individual performance. For Mr. Weisner, who does not participate in our annual cash incentive plan, amounts reflect 20% of his bonus potential which was set at a maximum of 25% of his base salary. Mr. Bulow departed the Company effective September 30, 2023 and was not eligible for a payout under the annual incentive plan.

(3)
Amounts reflect the grant date fair value of equity awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), based on a closing stock price of our stock on the date of grant and, for our PSUs, a percentage earnout of 100% based on the probable outcome of the financial performance measure (cumulative adjusted net income per share) over the three-year performance period as of the grant date. Our RSUs vest ratably over three years following the date of grant. For the PSUs, cumulative adjusted net income per share is a performance condition as defined under ASC 718. The grant date fair values shown in this table are based on probable outcomes of this performance condition as of the grant date. The following are the grant date fair values of PSUs granted for fiscal 2023 based on the probable outcome and if the maximum level of performance on cumulative adjusted net income per share is achieved, resulting in a payout of 200%:

NEO	Grant Date Fair Value of PSUs at Probable Outcome ($)	Grant Date Fair Value of PSUs at Maximum Outcome ($)
Stephen J. Barnard	687,119	1,374,238
Bryan E. Giles	233,625	467,250
Juan A. Wiesner	171,783	343,566
Joanne C. Wu	171,783	343,566
Timothy A. Bulow	171,783(7)	343,566(7)
For 2023 stock awards, as required by ASC 718, amounts reflect a closing stock price on the grant date of January 6, 2023 of $11.87 per share. Such closing stock price differs from the stock price used to calculate the number of shares awarded of $13.82 per share, which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices. As such, the values reported in the Summary Compensation Table are lower than the values approved by the Compensation Committee. None of our equity awards accrue or are paid dividends.

(4)
Amounts reflect annual cash incentive awards that were earned based on the achievement of pre-determined Company performance criteria set early in the fiscal year which comprised 80% of the annual cash incentive plan. Our performance against the Company performance criteria – adjusted net operating income – under the fiscal 2023 annual cash incentive plan was below threshold performance and thus no incentive payments were earned or paid for this component of the annual cash incentive award.

(5)	All Other Compensation for fiscal 2023 includes:
•
401K matching contributions made by the Company for each NEO participating in our 401(k) plan: (i) Mr. Barnard - $13,200; (ii) Mr. Giles - $13,200; (iii) Ms. Wu - $12,455; and (iv) Mr. Bulow - $16,123.

•
For Mr. Barnard, health insurance premiums paid by the Company on behalf of Mr. Barnard totaling: $23,235, the incremental cost to the Company for his personal use of a Company-owned car totaling $4,653 (such amounts are based on an amount allocated towards personal use and comprise vehicle cost, fuel, maintenance, insurance, and registration costs), and $33,925 of aggregate incremental cost to the Company of personal use of Company-paid chartered aircraft calculated based on charges paid to private charter companies for flights.

•	For Mr. Giles, health insurance premiums paid by the Company on behalf of Mr. Giles totaling $31,838 and a monthly car allowance.
•	For Ms. Wu, health insurance premiums paid by the Company on behalf of Ms. Wu totaling $31,838, and a monthly car allowance.
•
For Mr. Wiesner, health insurance premiums paid by the Company on behalf of Mr. Wiesner totaling $13,930 and the incremental cost to the Company for his personal use of a Company-owned car totaling $2,889. Such amounts are based on an amount allocated towards personal use and comprise vehicle cost, fuel, maintenance, insurance, and driver costs.

•	For Mr. Bulow, health insurance premiums paid by the Company on behalf of Mr. Bulow totaling $29,083 and a monthly car allowance. See also Footnote 8 to this table.
•	For all NEOs except Mr. Wiesner, premiums paid on behalf of such NEOs for supplemental disability income protection.
(6)
Includes amounts paid pursuant to a profit-sharing scheme for his benefit required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the profits of our Peruvian operations and distributed to employees based on compensation and days worked. The amount for Mr. Wiesner under such profit-sharing scheme for fiscal 2023 was $28,819.

(7)
Per the terms of Mr.  Bulow’s Separation Agreement and General Release, the Company accelerated the vesting of a portion of the RSUs that would have vested on January 6, 2024 (1/3 of Mr. Bulow’s only outstanding RSU grant) had Mr. Bulow’s employment continued through that date, pro-rated for the length of time served from the grant date of January 6, 2023 through the separation date of September 30, 2023. The value of such accelerated equity is reflected in All Other Compensation. All other RSUs held by Mr. Bulow were forfeited. In addition, pursuant to our standard PSU award agreement, Mr. Bulow will continue to participate in the 2023-2025 PSU program through the end of the performance period, with the vesting of any PSUs thereunder, if earned, pro-rated based on the length of time served during the performance period (i.e., November 1, 2022 through September 30, 2023).

(8)
Amounts for Mr. Bulow also include the following amounts paid in connection with Mr. Bulow’s separation from the Company: (i) a gross cash severance payment of $475,020 paid to Mr. Bulow; (ii) the value of COBRA insurance premiums paid on behalf of Mr. Bulow and his family totaling $5,087, which represents the portion of the 12 months of COBRA coverage paid in fiscal 2023 that the Company agreed to provide Mr. Bulow subject to the terms of his Separation Agreement and General Release; (iii) $46,607 of paid time off accrued but unused which was paid out to Mr. Bulow at separation; and (iv) $51,501 representing the modified grant date fair value of the portion of Mr. Bulow’s RSUs that were accelerated as discussed above in footnote 7, calculated in accordance with ASC 718 using a stock price of $9.73 on September 21, 2023, the date Mr. Bulow signed his separation agreement, which amount, in accordance with SEC rules, is in addition to the grant date value included in the stock awards table for 2023 for these awards.

Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of an award made to an NEO in fiscal 2023 under any compensatory plan.
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	Grant date fair value of stock and option awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Barnard		310,000	620,000	1,240,000
	1/6/2023				28,944	57,887	115,774		687,119
	1/6/2023							86,831	1,030,684
Bryan E. Giles		141,750	283,500	567,000
	1/6/2023				9,841	19,682	39,364		233,625
	1/6/2023							29,522	350,426
Juan A. Wiesner
	1/6/2023				7,236	14,472	28,944		171,783
	1/6/2023							21,707	257,662
Joanne C. Wu		124,800	249,600	499,200
	1/6/2023				7,236	14,472	28,944		171,783
	1/6/2023							21,707	257,662
Timothy A. Bulow		142,500	285,000	570,000
	1/6/2023				7,236	14,472	28,944		171,783(5)
	1/6/2023							21,707	257,662(5)
(1)
Represents estimated payouts for the 80% of our annual cash incentive plan for 2023 based on achievement of a pre-established financial performance metric (adjusted operating income). In December 2023, the Compensation Committee approved annual cash incentive payout for this component of the 2023 annual cash incentive plan at 0% of target bonus opportunity based on the Company’s achievement at below threshold level of achievement required for a payout. Values do not include the amount that may be earned under our annual cash incentive plan that is based on individual performance, representing 20% of target bonus opportunity, nor the potential bonus payment to Mr. Wiesner who does not participate in our annual incentive cash plan. Due to the subjective nature of each of these potential payments, they are considered bonuses and reflected as such in the Summary Compensation Table. Amounts shown for Mr. Bulow reflect the amounts approved by the Compensation Committee; however, Mr. Bulow departed the Company effective September 30, 2023 and was not eligible for a payout under the annual incentive plan. Actual payout amounts for 2023 are included in the Summary Compensation Table.

(2)
Represents PSU awards under our long-term equity incentive program which are based on achievement of a pre-established financial performance metric (cumulative adjusted net income per share) over a three-year performance period (November 1, 2022 – October 31, 2025). Awards earned, if any, vest at the end of the three-year performance period. The number of PSUs granted (which equals the target number of PSUs) will be multiplied by a payout percentage, which can range from 50% at threshold performance to 200% at maximum performance, to determine the number of PSUs earned at the end of the performance period. No amounts are earned for below threshold performance. Shares of our common stock will be issued on a one-for-one basis for each PSU earned. Our PSUs were granted under our Mission Produce, Inc. 2020 Incentive Award Plan and do not earn or accrue dividends.

(3)	Represents RSUs that vest ratably on the first, second and third anniversary of the grant date.
(4)
Values are calculated using the closing price of our common stock of $11.87 on the grant date. Amounts reflect the grant date fair value of equity awards computed in accordance with ASC 718, which is lower than the value approved by the Compensation Committee, as more fully described in footnote 3 to the Summary Compensation Table.

(5)
Values represent grant date values notwithstanding the modifications made in connection with Mr. Bulow’s separation. Grant date fair value of modified awards, determined in accordance with ASC 718, are reported in the Summary Compensation Table.

Outstanding Equity Awards Table
The following table sets forth certain information concerning outstanding equity awards held by the NEOs at October 31, 2023.
	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Stephen J. Barnard							17,192(5)	161,777(5)
	1,529,770	170,000(2)	13.74	7/9/2029	140,317(4)	1,320,383	28,944(6)	272,363(6)
Bryan E. Giles							4,298(5)	40,444(5)
	89,542	31,181(3)	12.00	9/30/2030	42,894(4)	403,633	9,841(6)	92,604(6)
Juan A. Wiesner							4,298(5)	40,444(5)
	13,858	6,929(3)	12.00	9/30/2030	35,079(4)	330,093	7,236(6)	68,091(6)
Joanne C. Wu							3,009(5)	28,315(5)
	—	—	—	—	34,891(4)	328,324	7,236(6)	68,091(6)
Timothy A. Bulow	—	—	—	—	—	—	2,211(6)(7)	20,806(6)(7)
(1)	Value calculated using the closing stock price of our common stock on October 31, 2023 of $9.41.
(2)	These remaining unvested options vest on July 9, 2024, subject to Mr. Barnard’s continued employment through the vesting date.
(3)	The remaining unvested options vest on September 30, 2024, subject to Mr. Giles’ and Mr. Wiesner’s continued employment through the vesting date.
(4)	Amounts include the following outstanding unvested RSUs. Each vesting is subject to the individual’s continued employment through the vesting dates.
Name	Outstanding Unvested Shares	Grant Date	Future Vesting Dates	Shares Vesting on Vesting Date
Stephen J. Barnard	53,486	1/3/2022	1/3/2024 and 1/3/2025	26,743 on each vesting date
	86,831	1/6/2023	1/6/2024, 1/6/2025, and 1/6/2026	28,944 on the first and last vesting date and 28,943 on the second vesting date
Bryan E. Giles	13,372	1/3/2022	1/3/2024 and 1/3/2025	6,686 on each vesting date
	29,522	1/6/2023	1/6/2024, 1/6/2025, and 1/6/2026	9,840 on the first vesting date and 9,841 on each of the remaining vesting dates
Juan A. Wiesner	13,372	1/3/2022	1/3/2024 and 1/3/2025	6,686 on each vesting date
	21,707	1/6/2023	1/6/2024, 1/6/2025, and 1/6/2026	7,235 on the first vesting date and 7,236 on each of the remaining vesting dates
Joanne C. Wu	3,824	3/8/2021	3/8/24 and 3/8/25	1,912 on each vesting date
	9,630	1/3/2022	1/3/2024 and 1/3/2025	4,680 on each vesting date
	21,707	1/6/2023	1/6/2024, 1/6/2025, and 1/6/2026	7,235 on the first vesting date and 7,236 on each of the remaining vesting dates

(5)
Represents PSUs granted pursuant to our 2022 long-term equity incentive program for the three-year performance period from November 1, 2021 through October 31, 2024, multiplied by a 50% payout percentage based on threshold performance (as required by SEC rules, the threshold payout percentage is disclosed in the table because the estimated payout percentage as of October 31, 2023 is less than the threshold level of performance).

(6)
Represents PSUs granted pursuant to our 2023 long-term equity incentive program for the three-year performance period from November 1, 2022 through October 31, 2025, multiplied by a 50% payout percentage based on threshold performance (as required by SEC rules, the threshold payout percentage is disclosed in the table because the estimated payout percentage as of October 31, 2023 is less than the threshold level of performance).

(7)
Following Mr. Bulow’s departure from the Company, he continued to participate in our PSU program for the 2023-2025 performance period. Amounts reflect the value of awards at threshold achievement and a 50% payout percentage, pro-rated based on the length of time served during the performance period (11 of the 36 months of the performance period).

Option Exercises and Stock Vested Table
The following table provides information about options exercised by the NEOs and stock vested for the NEOs during the fiscal year ended October 31, 2023.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Stephen J. Barnard	—	—	26,743	$313,161
Bryan E. Giles	5,000	45,022	6,685	$78,281
Juan A. Wiesner	—	—	6,685	$78,281
Joanne C. Wu	—	—	6,592	$75,854
Timothy A. Bulow	—	—	5,293(3)	$51,236(2)(3)
(1)	Represents the aggregate of the closing market price at exercise, less the exercise price, for each share exercised.
(2)	Calculated using the closing stock price on the date of vesting.
(3)
In connection with his departure, the Company accelerated the vesting of Mr. Bulow’s unvested and outstanding RSUs that would have become vested on January 6, 2024 (1/3rd of Mr. Bulow’s only outstanding RSU grant) had Mr. Bulow’s employment continued through that date, pro-rated for the length of time served from the grant date through the separation date. Amounts reflect the market value of the shares on the vesting date, September 30, 2023, the date Mr. Bulow departed the Company.

Nonqualified Deferred Compensation Plan
We currently offer a cash deferred compensation plan for certain of our employees, including our NEOs. Our cash deferred compensation plan provides eligible employees an opportunity to save for retirement and other purposes. Employees may defer up to 90% of their pre-tax base salary and between 10% and 100% of their annual bonus under the plan, which contribution amounts may be matched by the Company at our discretion. Matching contributions, if any, are immediately vested. Employees have an opportunity to earn returns (positive or negative) based on notional investment alternatives offered under the plan but may only earn such returns with respect to any portion of the deferral account based on a single investment option at a time (i.e., no “greater of” returns apply to any amounts deferred under the Deferred Compensation Plan, and any changes to notional investments may only be made prospectively). Employees may elect that account balances be distributed upon any or all of the following payment events: a date specified by the participant with a minimum deferral period of two years, upon a separation from service, retirement or death.

In fiscal 2023, Mr. Barnard, Mr. Bulow, and Mr. Giles participated in our cash deferred compensation plan. The Company did not provide any matching contributions. In connection with Mr. Bulow’s departure on September 30, 2023, all amounts were paid out to Mr. Bulow in one lump sum.
Name	Executive contributions in fiscal 2023(1)($)	Registrant contributions in fiscal 2023	Aggregate earnings in fiscal 2023(2)($)	Aggregate withdrawals/ distributions in fiscal 2023	Aggregate balance as of October 31, 2023(3)($)
Stephen J. Barnard	14,904	—	111,040	—	817,676
Bryan E. Giles	135,879	—	11,519	(77,785)	310,037
Timothy A. Bulow	45,675	—	4,404	(86,751)	—
(1)	These amounts represent compensation earned by the NEOs in fiscal 2023 and are also reported in the appropriate columns in the “Summary Compensation Table” above.
(2)
Represents net amounts credited to the NEO’s accounts as a result of performance of the investment vehicle in which their accounts were deemed invested. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(3)
Aggregate balance as of October 31, 2023 includes all contributions from earned compensation, plus investment income, through fiscal 2023. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” for fiscal years 2023, 2022, and 2021: $349,192 for Mr. Barnard, $82,215 for Mr. Bulow, and $340,023 for Mr. Giles.

Earnings on amounts contributed to our cash deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. Participants do not have an ownership interest in the investment options they select. No fixed interest or “above market” interest rates are offered under the plan. The investment options under the deferred compensation plan and their annual cumulative rates of return for fiscal year 2023 are in the table below:
Fund Name	Fiscal 2023 Cumulative Annual Returns (%)	Fund Name	Fiscal 2023 Cumulative Annual Returns (%)
DWS RREEF Real Assets Fund – Class Inst	(7.05)	PGIM Total Return Bond Fund – Class R6	(1.10)
FID Intermediate Bond Fund	0.50	FID Equity Income Fund	(0.77)
FID U.S. Bond Index Fund	(2.66)	Parnassus Core Equity Fund – Institutional Shares	10.15
FID 500 Index Fund	10.70	MFS Mid Cap Growth Fund Class R3	3.51
FID Leveraged Company Stock Fund	7.84	FID Value Fund	0.24
Janus Henderson Growth and Income Fund Class I	5.00	John Hancock Funds Disciplined Value Mid Cap Fund Class R6	0.33
FID Blue Chip Growth Fund	31.98	FID Stock Selector Small Cap Fund	(1.00)
FID Contrafund	23.85	Hartford international Opportunities Fund Class R6	(0.06)
JPMorgan Large Cap Growth Fund Class R6	16.05	Dodge & Cox Stock Fund Class I	3.25
Parnassus Mid Cap Fund	(5.05)	Carillon Eagle Mid Cap Growth Fund Class R5	0.67
Virtus Ceredex Mid Cap Value Equity Fund Class I	(4.46)	Delaware Small Cap Core Fund Institutional Class	(6.00)
FID Global ex US Index Fund	1.51	FID Select Health Care Portfolio	(8.80)
FID Diversified International Fund	3.24	FID Freedom 2005 Fund Class K6	0.53
FID International Discovery Fund	(0.35)	FID Government Money Market Fund Class K6	4.05
Cohen & Steers Realty Shares Fund Class L	(6.60)	FID Freedom 2010 Fund Class K6	0.86
FID Government Money Market Fund	3.91	FID FREEDOM 2030	2.39
FID Real Estate Investment Portfolio	(7.62)	FID FREEDOM 2035	3.75
FID FREEDOM 2005	0.39	FID FREEDOM 2040	5.00
FID FREEDOM 2010	0.66	FID FREEDOM 2045	5.11
FID FREEDOM 2015	1.05	FID FREEDOM 2050	5.17
FID FREEDOM 2020	1.33	FID FREEDOM 2055	5.12

Fund Name	Fiscal 2023 Cumulative Annual Returns (%)	Fund Name	Fiscal 2023 Cumulative Annual Returns (%)
FID FREEDOM 2025	1.69	FID FREEDOM 2060	5.13
FID Extended Market Index Fund	2.09	FID FREEDOM 2065	5.17
FID Freedom 2015 Fund Class K6	1.19	FID Freedom 2030 Fund Class K6	2.64
FID Freedom 2020 Fund Class K6	1.54	FID Freedom 2035 Fund Class K6	3.99
FID Freedom 2025 Fund Class K6	1.92	FID Freedom 2040 Fund Class K6	5.13
FID Freedom 2045 Fund Class K6	5.44	FID Freedom 2050 Fund Class K6	5.38
FID Freedom 2055 Fund Class K6	5.39	FID Freedom 2060 Fund Class K6	5.42
FID Freedom 2065 Fund Class K6	5.35	FID Freedom Income Fund	0.15
Fidelity Freedom Income Fund Class K6	0.40
None of our NEOs participated in our Executive Equity Deferral Plan during fiscal 2023. This plan allowed participants to defer annual equity grants on a pre-tax basis with income tax deferrals until distribution rather than at vesting. The plan is not currently being offered on a go-forward basis.
Executive Employment and Severance Arrangements; Offer Letters
CEO Employment Agreement
On August 7, 2023, the Company and Mr. Barnard entered into an Employment Agreement memorializing the terms of his continued employment as CEO of the Company. The CEO Employment Agreement has an initial five-year term, subject to automatic renewal for additional one-year periods, unless either party gives written notice of non-renewal to the other party at least 180 days prior to the expiration of the then-current term and subject to earlier termination in accordance with the terms of the Employment Agreement.
The payments and benefits to which Mr. Barnard is entitled under the Employment Agreement include: (i) an annual base salary of at least $775,000; (ii) participation in the Company’s annual incentive plan, with a target annual bonus opportunity equal to 100% of base salary and a maximum annual bonus opportunity equal to 200% of base salary; (iii) participation in the Company’s employee benefit plans that are generally available to senior executives of the Company; and (iv) eligibility to receive equity or other long-term incentive awards that may be approved by the Compensation Committee.
Pursuant to the Employment Agreement, if the Company terminates Mr. Barnard’s employment without “cause” or Mr. Barnard resigns for “good reason” outside of the Change in Control Period (as defined below), Mr. Barnard will be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts): (i) a lump sum cash payment equal to 2.0 times the sum of his base salary and target annual bonus for the year of termination, (ii) the payment by the Company of premiums for up to 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan and (iii) pro-rata vesting of his outstanding equity awards based on days served during the vesting period and, in the case of awards subject to performance-based vesting conditions, actual performance during the applicable performance period. If the Company terminates Mr. Barnard’s employment without “cause” or Mr. Barnard resigns for “good reason” during the Change in Control Period, in addition to the cash severance and Company-paid COBRA premiums described above, Mr. Barnard will receive full vesting of his outstanding equity awards, with the target vesting level for awards subject to performance-based vesting conditions. In addition, the stock option exercise period will be extended to twelve months following termination, subject to earlier option expiration.
The Employment Agreement provides that the severance benefits are subject to Mr. Barnard’s execution and non-revocation of a release of claims in favor of the Company and Mr. Barnard is subject to a non-solicitation restrictive covenant for 24-months following his termination of employment with respect to employees, clients, customers, and certain other business relationships of the Company.
Under the Employment Agreement, “cause” means the occurrence of any of the following events, as determined by the Board of Directors in good faith: (i) failure to substantially perform his duties (other than a failure resulting from his Disability) after receiving written notification of such failure from the Board of Directors, including his failure to follow any lawful directive from the Board of Directors; (ii) material breach of the Employment Agreement or other written agreement with the Company or its affiliate, or material violation of any code or standard of behavior generally applicable to employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company; (iv) commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude (other than traffic violations not involving alcohol or drugs); (v) failure to devote substantially all of his working time to the business of the Company; (vi) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing his duties and responsibilities; (vii) commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or the material breach of fiduciary duty against the Company; (viii) engaging in misconduct in connection with the performance of any of the his duties, including by embezzlement or theft from the Company, misappropriating funds from the Company or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company; or (ix) disloyalty to the Company, including willfully aiding a competitor or improperly disclosing confidential information.
A “change in control” is defined as (i) a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and, after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
“Good reason” means any of the following actions taken without Cause by the Company and without the CEO’s consent: (i) a reduction of base compensation by more than 10%; or (ii) a material diminution of authority, duties, or responsibilities; provided, however, that a change in position following a Change in Control shall not constitute Good Reason so long as he retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control; or (iii) a relocation, without written approval, of the principal workplace by more than 50 miles.
The “Change in Control Period” is the period commencing three months prior to a “change in control” and ending on the 24-month anniversary of the “change in control.”
Executive Severance Plan
On August 7, 2023, the Compensation Committee adopted a Severance Plan, which provides for severance benefits to eligible executive officers of the Company. Currently, only Mr. Giles and Ms. Wu participate in the Executive Severance Plan (collectively, the “Covered Executives”).
Under the terms of the Severance Plan, in the event the Covered Executive is terminated by the Company without “cause” or resigns due to “good reason,” such Covered Executive will be entitled to receive: (i) a lump sum cash payment equal to (a) 1.0 times the sum of the Covered Executive’s base salary and target annual bonus for the year of termination if the qualifying termination occurs outside of the Change in Control Period (as defined above), with the multiple increasing to 1.5 if the qualifying termination occurs during the Change in Control Period; (ii) the payment by the Company of premiums for up to 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan and (iii) in the case of a qualifying termination outside of the Change in Control Period, pro-rata vesting of the Covered Executive’s outstanding equity awards based on days served during the vesting period and, in the case of awards subject to performance-based vesting conditions, actual performance during the applicable performance period or, in the case of a qualifying termination during the

Change in Control Period, full vesting of the Covered Executive’s outstanding equity awards, with the target vesting level for awards subject to performance-based vesting conditions. In addition, the stock option exercise period will be extended to twelve months following termination, subject to earlier option expiration.
The Severance Plan provides that the severance benefits are subject to the Covered Executive’s execution and non-revocation of a release of claims in favor of the Company and each Covered Executive is required to enter into a participation agreement which includes a non-solicitation restrictive covenant for 24-months following the Covered Executive’s termination of employment with respect to employees, clients, customers, and certain other business relationships of the Company.
The definitions of cause, change in control and change in control period under the Severance Plan are generally the same as those for the Employment Agreement. Under the Severance Plan, “good reason” means any of the following actions taken without Cause by the Company and without the Participant’s consent: (i) material reduction of the Participant’s base compensation; or (ii) material reduction of the Participant’s authority, duties, or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless the Participant’s new authority, duties, or responsibilities are materially reduced from the prior authority, duties, or responsibilities and, for clarity, in no event shall a Change in Control as a result of which the Company becomes a subsidiary or division of a larger organization and/or ceases to be a publicly-listed company, in and of itself, constitute Good Reason, if the Participant’s authority, duties and responsibilities within the Company (however the Company may be held following such Change in Control) are not materially reduced.
Award Agreements
Our standard award agreements provide limited benefits in the event of termination. All outstanding and unvested RSUs and stock options are forfeited in the event of termination. Our stock option award agreements provide an extended exercise period of one year in the event of death or disability. Our PSU agreements provide that:
•	in the event of death or disability, the number of PSUs earned is based on target performance and are pro-rated based on the number of months of service during each performance period;
•
in the event of termination by the Company without “Cause” or by executive for “Good Reason”, the number of PSUs earned is based on actual performance at the end of the performance period, pro-rated based on number of months of service during the performance period; and

•
upon a Change-in-Control, if outstanding awards are not continued, converted, assumed, or replaced with a substantially similar award, the number of PSUs earned is based on the greater of actual performance and target performance, without pro-rating, utilizing the date of the most recent fiscal quarter end prior to a Change in Control as the last day of the relevant performance period.

The definitions of “Cause”, “Change in Control”, and “Good Reason” under the PSU award agreement are generally the same as those for the Executive Severance Plan.
Offer Letters and Separation Agreement
Per the terms of Mr. Bulow’s offer letter dated April 22, 2022, he was eligible to participate in our performance-based incentive programs, with a target annual cash incentive payout equal to 75% of his annual base salary, received an annual car allowance, and was eligible to participate in the Company’s customary health, welfare, and fringe benefit plans. In addition, the offer letter provided a one-time, sign-on cash bonus of $350,000 which was subject to repayment on a pro-rated basis if Mr. Bulow terminated his employment or if the Company terminated his employment for cause prior to the expiration of three years from the effective date of hire. For our long-term equity incentive plan, Mr. Bulow was eligible to participate beginning with fiscal 2023, and for fiscal 2023, the value of Mr. Bulow’s equity grant was guaranteed at $500,000. The Company also provided Mr. Bulow with certain relocation assistance, including temporary housing for a maximum of three months, reimbursement for interim health insurance, and reimbursement of costs and expenses associated with one relocation trip.
In connection with Mr. Bulow departure, the Company and Mr. Bulow entered into a Severance Agreement and General Release dated under which Mr. Bulow provided the Company with a general release and received a gross cash severance payment of $475,020, the acceleration of the vesting of Mr. Bulow’s unvested and outstanding RSUs that would have become vested on January 6, 2024 (1/3 of Mr. Bulow’s only outstanding RSU grant) had Mr. Bulow’s employment continued through that date, pro-rated for the length of time served from the grant date through the separation date, and COBRA coverage for up to one year. All other RSUs held by Mr. Bulow were forfeited, and Mr. Bulow was not required to repay his $350,000 sign-on bonus. Pursuant to our standard PSU award agreement, Mr. Bulow will continue to participate in the 2023-2025 PSU program through the end of the performance period, with the vesting of any PSUs thereunder, if earned, pro-rated based on the length of time served during the performance period.

Per the terms of Ms. Wu’s offer letter dated March 8, 2021, she is eligible to participate in our performance-based incentive programs, with a target annual cash incentive payout equal to 75% of her annual base salary, receives an annual car allowance, and is eligible to participate in the Company’s customary health, welfare, and fringe benefit plans. Ms. Wu’s offer letter also included a sign-on equity award of RSUs equal to approximately $160,000, with a grant date of March 8, 2021, shares awarded based on a trailing 30-day stock price average, and ratable vesting over four years.
Potential Payments Upon Termination or Change in Control
Per the terms of the Employment Agreement and Severance Plan, Mr. Barnard, Mr. Giles, and Ms. Wu receive certain payments in the event of a qualifying termination and a qualifying termination within the change in control period (as defined) as set forth in the table set forth below– see Executive Employment and Severance Arrangements; Offer Letters.
Mr. Bulow did not participate in the Severance Plan. In connection with Mr. Bulow’s termination on September 30, 2023, Mr. Bulow received (i) a gross cash severance payment of $475,020, (ii) COBRA insurance premiums paid on behalf of Mr. Bulow and his family totaling $5,087, which represents the portion of the 12 months of COBRA coverage paid in fiscal 2023 that the Company agreed to provide Mr. Bulow subject to the terms of his Separation Agreement and General Release; (iii) $46,607 of paid time-off that was accrued but unused; and (iv) accelerated vesting of certain of his outstanding and unvested RSUs, with a modified grant date fair value upon such acceleration of $51,501, all of which are reflected in “All Other Compensation” of the Summary Compensation Table above. Mr. Wiesner does not participate in our Executive Severance Plan. Equity award treatment upon termination for Mr. Wiesner is subject to our standard award agreements which provide certain limited benefits as described above.
Estimated Potential Payments
The table below sets forth the estimated value of compensation and benefits that would be delivered to each of our NEOs (other than Mr. Bulow, discussed above) upon (i) a termination by the Company without Cause or by the executive for Good Reason (a “Qualifying Termination”) within the Change in Control Period (“CIC Period”), (ii) a Qualifying Termination (not within the CIC Period), and (iii) death or disability, assuming such events occurred on October 31, 2023. All equity values shown in the table below are based on the closing stock price of our common stock on October 31, 2023 of $9.41. The actual value of the equity awards that would be provided can only be determined at the time of an actual triggering event.
Name and Principal Position	Triggering Event	Cash Severance ($)	Health Benefits ($)(1)	Equity Award Value ($)	Total ($)
Stephen J. Barnard Chief Executive Officer	Qualifying Termination within CIC Period	2,325,000(2)	45,797	2,188,653(3)	4,559,450
	Qualifying Termination (not within CIC Period)	2,325,000(4)	45,797	429,894(5)	2,800,691
	Death or Disability	—	—	397,274(6)	397,274
Bryan E. Giles Chief Financial Officer	Qualifying Termination within CIC Period	1,063,125(2)	64,292	669,729(3)	1,797,146
	Qualifying Termination (not within CIC Period)	826,875(4)	64,292	127,481(5)	1,018,648
	Death or Disability	—	—	115,662(6)	115,662
Juan A. Wiesner President of Central and South America	Qualifying Termination within CIC Period	—	—	217,070(7)	217,070
	Qualifying Termination (not within CIC Period)	—	—	—(8)	—(8)
	Death or Disability	—	—	99,320(6)	99,320
Joanne C. Wu General Counsel and Secretary	Qualifying Termination within CIC Period	936,000(2)	64,292	521,126(3)	1,521,418
	Qualifying Termination (not within CIC Period)	728,000(4)	64,292	103,584(5)	895,876
	Death or Disability	—	—	83,141(6)	83,141
(1)	Represents premiums for 12-months of COBRA coverage substantially similar to that provided under the Company’s health plan.

(2)
Represents a lump sum cash payment (a) for Mr. Barnard, equal to 2.0 times the sum of his base salary plus target annual bonus for fiscal 2023, and (b) for the other NEOs, equal to 1.5 times the sum of the Covered Executive’s base salary plus target annual bonus for fiscal 2023.

(3)
Represents the value of full vesting of outstanding unvested RSUs and unvested stock options, plus the value of outstanding PSUs based on the number of PSUs earned at target level performance. All stock options were underwater at October 31, 2023 and therefore amounts reflect a value of zero for unvested stock options. In addition, the stock options would be exercisable for 12 months following termination.

(4)
Represents a lump sum cash payment (a) for Mr. Barnard, equal to 2.0 times the sum of his base salary plus target annual bonus for fiscal 2023, and (b) for the other NEOs, equal to 1.0 times the sum of the Covered Executive’s base salary plus target annual bonus for fiscal 2023.

(5)
Represents the value of pro- rata vesting of outstanding unvested RSUs and unvested stock options based on days served during the vesting period, plus the value of PSUs based on the estimated number of PSUs that would have been earned based on performance through October 31, 2023, prorated based on days served during the three-year performance period; such value was zero based on actual performance through October 31, 2023. All stock options were underwater at October 31, 2023 and therefore amounts reflect a value of zero for unvested stock options. In addition, the stock options would be exercisable for 12 months following termination.

(6)
Represents the value of outstanding PSUs based on the number of PSUs earned at target level performance, pro-rated based on the number of full months of service during the performance period. In the event of death or disability unvested RSUs are forfeited. In addition, unvested stock options are forfeited; vested stock options would be exercisable for 12 months following death or disability.

(7)
Based on the greater of the number of PSUs earned based on actual performance as of October 31, 2023 and target level of performance. Actual performance as of October 31, 2023 was below threshold and would result in a zero payout; as such, values reflect target level of performance.

(8)
Amounts reflect the value of PSUs based on the estimated number of PSUs that would have been earned based on performance through October 31, 2023, prorated based on full months served during the three-year performance period; such value was zero based on actual performance through October 31, 2023.

Equity Compensation Plan Information
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	2,954,927(1)	13.42(2)	8,406,105(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
(1)
Comprised of shares to be issued upon: (i) exercise of 2,078,268 outstanding stock options; (ii) vesting of 590,483 unvested RSUs outstanding; (iii) distribution of 34,428 vested RSUs; and (iv) grant of 251,748 PSUs at target, which is the probable outcome on the grant date.

(2)	The weighted-average exercise price was based on 2,078,268 stock options outstanding.
(3)
Assumes achievement at target, which is the probable outcome on the grant date, related to 251,748 unvested PSUs. Assuming threshold performance, the remaining shares available for issuance would be 8,531,979. Assuming maximum performance, the remaining shares available for issuance would be 8,154,357.

OTHER COMPENSATION MATTERS
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.
Respectfully submitted by THE COMPENSATION COMMITTEE,
Linda B. Segre, Chair
Stephen A. Beebe
Jay A. Pack
CEO Pay Ratio
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2023 CEO’s annual total compensation to the median of the annual total compensation of all of our employees.
The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio we disclose below. We believe our fiscal year 2023 pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below.
Identification of Median Employee
Measurement Date and Population
In determining the median employee, we used our active employee population on August 1, 2023 (“measurement date”). The measurement date was chosen because it was the closest date, per applicable SEC rules, to our peak-Peruvian harvest time when we employ the highest number of seasonal workers. We believe our global population is most inclusive during this harvest time. Our global, full time, part-time, temporary and seasonal employees employed as of August 1, 2023 considered for identifying the median employee was 6,518, of which 4,829 were in Peru, 648 were in Mexico, 504 were in the U.S., 462 were in Guatemala, 49 were in the U.K., 17 were in the Netherlands, and 9 were in Canada.
Annual Compensation Measure
To identify the median employee, we considered total compensation earned within the 2023 fiscal year, which included all wages/salary, bonuses, retirement matching contributions, and other benefits, but excluding equity-based compensation. We believe this measure applies broadly to our workforce as the principal forms of compensation, and that it is appropriate to exclude equity-based compensation as only a small portion of our workforce is eligible for such compensation. Notwithstanding the omission of equity-based compensation, this methodology is consistent with the methodology used for the Summary Compensation Table in the Executive Compensation section of this proxy statement. Compensation was measured for the twelve months ended October 31, 2023. No annualizing adjustments were made and no cost-of-living adjustments were made. Of the population considered, the employee identified as the median employee was a seasonal field worker in Peru.
2023 CEO Pay Ratio
Mr. Barnard had total annual compensation as reported in the Summary Compensation Table, of $2,575,284 in fiscal 2023. Our median employee had compensation of $6,611 in fiscal 2023. As a result, we estimate that the ratio of our CEO’s compensation to that of our median employee was approximately 390 to 1.
Total Annual Compensation – Median Employee	Total Annual Compensation – CEO	2023 CEO Pay Ratio
$6,611	$2,575,284	390:1

Pay for Performance
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended October 31, 2023, 2022 and 2021, and our financial performance for each such fiscal year:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(3)	Total Shareholder Return ($)(2)	Peer Group Total Shareholder Return ($)(2)	Net (Loss) Income ($millions)	Adjusted Operating Income ($millions)(4)
2023	2,575,284	(477,343)	1,160,340	677,349	71.3	116.8	(2.8)	11.7
2022	2,670,018	1,450,041	813,970	727,769	126.2	135.9	(34.6)	12.3
2021	1,266,091	5,043,593	537,456	701,194	144.0	122.2	44.9	60.9
(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	Stephen J. Barnard	Bryan E. Giles, Juan R. Wiesner, Joanne C. Wu, Timothy A. Bulow
2022	Stephen J. Barnard	Bryan E. Giles, Juan R. Wiesner, Joanne C. Wu, Timothy A. Bulow
2021	Stephen J. Barnard	Bryan E. Giles, Juan R. Wiesner, Joanne C. Wu, Michael A. Browne
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2023		2022		2021
Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs
Summary Compensation Table Total	2,575,284	1,160,340	$2,670,018	813,970	1,266,091	537,456
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(1,717,803)	(468,097)	(1,821,201)	(307,324)	—	(41,089)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	1,143,910	246,459	1,735,515	292,865	—	36,309
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	12,809	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(1,699,038)	(195,368)	(581,060)	(35,821)	2,625,582	157,052

	2023		2022		2021
Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(779,696)	(78,794)	(553,231)	(35,921)	1,151,920	48,475
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	(37,009)
TOTAL ADJUSTMENTS	(3,052,627)	(482,991)	(1,219,977)	(86,201)	3,777,502	163,738
COMPENSATION ACTUALLY PAID	(477,343)	677,349	1,450,041	727,769	5,043,593	701,194
(2)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Nasdaq U.S. Smart Food & Beverage Total Return Index.
(3)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for RSUs, the closing price per share on the applicable year-ends ($9.41 for October 31, 2023, $16.64 for October 31, 2022 and $18.99 for October 31, 2021) or, in the case of vesting dates, the closing price per share on the applicable vesting dates; (ii) for the PSUs, the fair value was calculated by multiplying the probability of achievement of the applicable performance objective as of the applicable dates by the closing price per share for the respective dates; the probability of achievement for PSUs granted on January 3, 2022 was zero and 70% as of October 31, 2023 and 2022, respectively, and for PSUs granted on January 6, 2023, the probability of achievement was 60% as of October 31, 2023 (iii) for stock options, a Black Scholes value as of the applicable year-end or vesting dates. A summary of Black Scholes assumptions used for the applicable year-end or vesting dates as compared to those used at grant date is set forth below:

Assumption	Value range used for reporting dates and applicable vesting dates	Value range used in grant date fair value
Volatility	30.0%-40.7%	25%-30%
Risk-free interest rate	0.38%-4.89%	0.38%-1.7%
Expected term	3.19-6.17 years	6.25-7.2 years
Dividend yield	—	—
Forfeiture rate	—	—
For additional information on the assumptions used to calculate the valuation of the awards on the grant date, please refer to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and prior fiscal years.
(4)
Adjusted operating income refers to net income (loss), before interest expense, income taxes, other income (expense), and income (loss) from equity method investees, further adjusted by any special, non-recurring, or one-time items such as remeasurements or impairments. A reconciliation of adjusted operating income to net (loss) income is set forth below:

	Years Ended October 31,
(In millions)	2023	2022	2021
Net (loss) income	(3.1)	(34.9)	44.9
Interest expense	11.6	5.5	3.7
Provision for income taxes	2.2	3.7	21.1
Equity method income	(4.0)	(5.1)	(7.5)
Other expense (income), net	0.2	(4.4)	(1.3)
Remeasurement gain on business combination with Moruga	—	(2.0)	—
Goodwill impairment	—	49.5	—
Asset impairment and disposals	1.7	—	—
Transaction costs	0.3	—	—
Amortization of inventory adjustment recognized from business combination	1.2	—	—
Executive severance	1.3	—	—
Other	0.3	—	—
Adjusted operating income	11.7	12.3	60.9

Narrative Disclosure to Pay Versus Performance Table
The Company’s initial public offering (“IPO”) occurred in October 2020. Prior to our IPO, the Company did not routinely grant equity awards as part of its executive compensation packages. In 2019, the Board of Directors granted 1.7 million stock options to the PEO in connection with the anticipated IPO. In 2020, following the completion of the IPO, the Board of Directors approved a one-time stock option grant to certain employees, including three of our non-PEO NEOs at that time. In 2021, no equity awards were granted as the Company had not yet implemented its long-term equity incentive compensation program for executives. In 2022, the Compensation Committee approved the inaugural long-term incentive program.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss) and (iv) our adjusted operating income, in each case, for the fiscal years ended October 31, 2023, 2022 and 2021. TSR amounts reported in the graph assume an initial fixed investment of $100 on October 30, 2020, and that all dividends, if any, were reinvested.
CAP versus TSR

CAP VERSUS TSR
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$144.00
$135.90
$122.20
$126.20
$116.80
$100.00
$71.30
$145.00
$130.00
$115.00
$100.00
$85.00
$70.00
TSR
2021
2022
2023
PEO CAP
Non-PEO NEO Average CAP
Cumulative TSR
Peer Group TSR

CAP versus Net Income (loss)

CAP VERSUS NET INCOME (LOSS)
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
Compensation Actually Paid
$50.0
$40.0
$30.0
$20.0
$10.0
$-
$(10.0)
$(20.0)
$(30.0)
$(40.0)
Net Income (Loss) ($M)
$44.9
$(34.6)
$(2.8)
2021
2022
2023
PEO CAP
Non-PEO NEO Average CAP
Net Income (Loss) ($M)

CAP versus Adjusted Operating Income

CAP VERSUS ADJUSTED OPERATING INCOME
Compensation Actually Paid ($M)
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
Adjusted Operating Income ($M)
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$-
$60.9
$12.3
$11.7
2021
2022
2023
PEO CAP
Non-PEO NEO Average CAP
Adjusted Operating Income ($M)

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended October 31, 2023:
•	Adjusted operating income;
•	Adjusted net income per share; and
•	Adjusted EBITDA.
For additional details regarding our most important financial performance measures, see Overview of 2023 Compensation Program for NEOs, Fiscal 2023 Compensation Decisions, and 2024 Compensation Design.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
[Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of more than 5% of the outstanding shares of any class of the Company’s voting securities, which information is derived solely from certain SEC filings available as of February 13, 2024, as noted below. The percentages of Common Stock ownership have been calculated based upon [XXXX] shares of Common Stock outstanding as of February 13, 2024.
Mission Produce, Inc. Common Stock
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percent of Total
(1)%
[(1)
Based solely on a Schedule 13G filed with the SEC on [XXX], 2024 by [XXX] reporting beneficial ownership as of December 31, 2023. [XXX] reported that it possessed sole power to vote or direct the vote with respect to [XXX] shares and sole power to dispose or direct the disposition of [XXX] of these shares.]]

Security Ownership of Management
The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2024 by each of our directors and nominees, each of our NEOs, and all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table includes the number of shares underlying options that are currently exercisable or are exercisable within, and the number of shares of RSUs that vest within, 60 days from February 13, 2024. The table does not include RSUs held by certain directors that are vested but as to which the receipt of the shares of common stock are deferred to the earliest to occur of: (i) separation from service upon a change in control of the Company; (ii) separation from service; and (iii) death. The number of shares of common stock outstanding as of February 13, 2024 was [XXXXX]. The addresses for our 5% beneficial owners are care of the Company’s principal place of business at 2710 Camino Del Sol, Oxnard, CA 93030.
Mission Produce, Inc. Common Stock
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percent of Total
Stephen J. Barnard	5,353,499(1)	[X]%
Stephen A. Beebe	144,596(2)	*
Stephen W. Bershad	1,375,439(3)	[X]%
Luis A. Gonzalez	9,384,929(4)	[X]%
Bonnie C. Lind	34,952(5)	*
Jay A. Pack	2,134,321(6)	[X]%
Tony Bashir Sarsam	5,653(7)	*
Linda B. Segre	37,604(8)	*
Bruce C. Taylor	9,668,767(9)	[X]%
Timothy A. Bulow	—(10)	—
Bryan E. Giles	154,753(11)	*
Juan A. Wiesner	1,173,908(12)	[X]%
Joanne C. Wu	14,107(13)	*
All executive officers and directors as a group (13 persons)(14)	29,482,528	[X]%
*	Less than 1%.
(1)
Amounts include: (i) 51,687 shares held directly; (ii) 36,200 shares held indirectly by the Barnard Family Trust; (iii) 50,062 shares held indirectly by Barnard Properties, LLC; (iv) 1,842,890 shares held indirectly by the Shelly R. Barnard GT Trust; (v) 1,842,890 shares held indirectly by the Stephen J. Barnard GT Trust; and (vi) 1,529,770 shares subject to options that are vested or will vest within 60 days of February 13, 2024. Mr. Barnard has shared power with his spouse to vote and dispose of the shares referenced in (ii) – (v) above and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. 125,000 shares held by each of the Stephen J. Barnard GT Trust and the Shelly R. Barnard GT Trust have been pledged.

(2)
Includes (i) 13,361 shares held directly; (ii) 63,699 shares held indirectly by the Debra Beebe Bypass Trust; and (iii) 67,536 shares held indirectly by the Stephen and Debra Beebe Family Trust. Does not include 8,124 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan and 9,158 RSUs that are scheduled to vest within 60 days of February 13, 2024 that have also been deferred.

(3)
Includes 3,664 RSUs scheduled to vest within 60 days of February 13, 2024. Does not include 8,124 vested RSUs which have been deferred under the Company’s Deferred Compensation Plan and 9,158 RSUs scheduled to vest within 60 days of February 13, 2024 that have also been deferred.

(4)
Represents: (i) 26,686 shares held directly, including 9,158 RSUs scheduled to vest within 60 days of February 13, 2024; (ii) 8,148,233 shares held indirectly by Beldar Enterprises; (iii) 365,000 shares held by Corp SA 1; (iv) 345,000 shares held by Corp SA 2; (v) 365,000 shares held by Corp SA 3; and (vi) 135,000 shares held by Corp SA 4. Corp SA 1, Corp SA 2, Corp SA 3, and Corp SA 4 are abbreviations for four affiliates corporations that are organized under the laws of Panama. Mr. Gonzalez and Ms. Vallejos Hinojosa share power to vote and dispose the shares held by Beldar Enterprises. Ms. Vallejos Hinojosa has full pecuniary interest in the shares held by Beldar Enterprises. Mr. Gonzalez does not have any direct pecuniary interest in the shares held by Beldar Enterprises and disclaims beneficial interest in such shares. Mr. Gonzalez and Ms. Hinojosa indirectly share power to vote and dispose of the shares held by each of Corp SA 1, Corp SA 2, Corp SA 3, and Corp SA 4 and have shared pecuniary interest in these shares during their lifetime.

(5)	Includes 9,158 RSUs scheduled to vest within 60 days of February 13, 2024. Does not include 13,152 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan.
(6)
Includes: (i) 715,075 shares held directly; (ii) 1,187,160 shares held indirectly by PFP Investments, Ltd. over which Mr. Pack shares power to vote and dispose of shares with his spouse; (iii) 123,136 shares held indirectly by the JP 2018 GRAT; and (iv) 123,136 shares held indirectly by the RP 2018 GRAT. Does not include 9,158 RSUs scheduled to vest within 60 days of February 13, 2024 but have been deferred under the Company’s Deferred Compensation Plan and 5,028 vested RSUs that have also been deferred under the Company’s Deferred Compensation Plan.

(7)	Mr. Sarsam joined the Board effective August 14, 2023. Includes 5,653 RSUs which are scheduled to vest within 60 days of February 13, 2024.
(8)	Includes 9,158 RSUs scheduled to vest within 60 days of February 13, 2024.
(9)
Includes: (i) 439,649 shares held directly, including 9,158 RSUs scheduled to vest within 60 days of February 13, 2024; and (ii) 9,229,118 shares held indirectly by Taylor Family Investments LLC. Mr. Taylor has sole voting and dispositive power of all shares but disclaims beneficial ownership of the shares held by Taylor Family Investments LLC, except to the extent of any pecuniary interest therein.

(10)	Mr. Bulow departed the Company effective September 30, 2023.
(11)	Includes 65,211 shares held directly and 89,542 shares subject to options that are vested or will vest within 60 days of February 13, 2024.
(12)
Includes (i) 9,744 shares held directly, (ii) 575,153 held indirectly by each of Gultas Business Inc. and Malvenia Company Inc., for which Mr. Wiesner has sole voting and dispositive power and full pecuniary interest, and (iii) 13,858 shares subject to options that are vested or will vest within 60 days of February 13, 2024.

(13)	Includes 1,912 RSUs scheduled to vest within 60 days of February 13, 2024.
(14)
Includes an aggregate of 47,861 RSUs scheduled to vest within 60 days of February 13, 2024 and an aggregate of 1,633,170 options that are vested or scheduled to vest within 60 days of February 13, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related Party Transactions
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests. Our board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the Nasdaq. Our related person transaction policy requires that the Audit Committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). The policy permits compensation to an executive officer or director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below that were entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Related Party Transactions
Stockholder Agreement
We are party to an Amended and Restated Stockholder Agreement (the “Stockholder Agreement”), with our pre-IPO stockholders, including holders of more than 5% of our common stock and certain of our directors and officers (or, in some cases, entities affiliated therewith). The Stockholder Agreement provides that beginning six months following the pricing of our IPO, the holders of at least a majority of registrable securities outstanding prior to the IPO can request in writing that we register the offer and sale of all or a portion of their shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million. In addition, if in the future we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in one such registration, subject to certain marketing and other limitations. As a result, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.
Relationships with Directors and Management
We sell avocados to AvoPacific Oils, LLC, an entity whose ownership consists partially of Stephen J. Barnard (our Chief Executive Officer) and two of his sons (one of whom is currently employed by the Company). Avocados are sold at market prices available to other customers. The total dollar value of the transaction for fiscal 2023 was: $0.7 million. We also provide third party logistics services to AvoPacific Oils, LLC on substantially similar terms to transactions with other customers. The total dollar value of the transaction for fiscal 2023 was: $1,399.
Stephen J. Barnard, or companies owned by Mr. Barnard, market California avocados through us as the distributor and seller of such avocados pursuant to arrangements substantially similar to the marketing arrangements that we enter into with other growers. In accordance with the marketing arrangements, we purchase the avocados and distribute and sell them through our distribution channels. The total dollar value of these transactions for fiscal 2023 was: $0.7 million.
Stephen W. Bershad (a director), or companies owned by Mr. Bershad, market California avocados through us as the distributor and seller of such avocados pursuant to arrangements substantially similar to the marketing arrangements that we enter into with other growers. In accordance with the marketing arrangements, we purchase the avocados and distribute and sell them through our distribution channels. The total dollar value of these transactions for fiscal 2023 was: $1.6 million.
We entered into a sublease and related services agreement with Taylor Farms, or an affiliated entity, a company owned and managed by Bruce C. Taylor (a director) pursuant to which we subleased a portion of our Dallas distribution facility and provided certain storage and operational services to Taylor Farms, or an affiliated entity. The total dollar value of these transactions for fiscal 2023 was: $0.3 million. We also sell mangos to Taylor Farms, or an affiliated entity, from time to time on substantially similar terms to transactions of a similar kind with other customers. The total dollar value of these transactions for fiscal 2023 was: $38,025.
In November 2022, a partially owned subsidiary of the Company entered into a long-term 25-year lease with AgroLatam, a company owned by Luis A. Gonzalez (a director). Undiscounted lease payments associated with the lease agreement are approximately $60 million over the term of the lease. The lease is for approximately 1,500 acres of land in the Olmos region of Peru, upon which the Company intends to expand its blueberries farming operation together with the other partners as part of a new capital project approved by the subsidiary’s shareholders in May 2022. The rental rate in the lease was comparable to market rates and reflective of an arms-length transaction. $1.3 million was paid to AgroLatam in connection with this lease in fiscal 2023.
In April 2023, the Company also purchased approximately 20 hectares of land from AgroLatam that is intended for the construction and implementation of a pre-cooling facility. The land was purchased for $0.2 million.
Keith Barnard, our Chief Executive Officer’s son, is employed by the Company. Total fiscal 2023 cash compensation for Keith Barnard, Senior Vice President, Sourcing, was $348,265 comprised of $312,131 base salary, $28,126 annual cash incentive payout, and $8,008 for other cash compensation. In addition, Keith Barnard received an equity award grant of $225,000 under our 2023 long-term equity incentive program, with 60% allocated towards RSUs and 40% allocated towards PSUs. The terms of these equity award grants are consistent with those discussed above for NEOs. See “Executive Compensation” section of this proxy statement for more information. In addition to the above, Keith Barnard also received standard perquisites provided by the Company for employees at his level (a monthly car allowance and Company-paid health insurance premiums), with incremental cost to the Company for fiscal 2023 of $33,370 for Keith Barnard. He is also eligible to participate in the Company’s standard benefits plans.
Ben Barnard, another of our Chief Executive Officer’s sons, was employed by the Company for a portion of fiscal 2023. Total fiscal 2023 cash compensation for Ben Barnard was $125,045, comprised entirely of his base salary. Ben Barnard departed from the Company in March 2023. In connection with his departure, he received a cash separation payment of $522,494. In January 2023, Ben Barnard received an equity award grant of $150,000 under our 2023 long-term equity incentive program, with 60% allocated towards RSUs and 40% allocated towards PSUs. The terms of these equity awards grants are consistent with those discussed above for NEOs. See “Executive Compensation” section of this proxy statement for more information. Upon Ben Barnard’s departure from the Company, all outstanding equity awards were forfeited except for PSUs. Under the terms of our PSU award agreement, he will continue to participate until the end of the performance period, with payouts, if earned, pro-rated for length of time served during the performance period. Ben Barnard also received standard perquisites provided by the Company for employees at his level (a monthly car allowance and Company-paid health insurance premiums), with incremental cost to the Company for fiscal 2023 of $18,718 for Ben Barnard. He was also eligible to participate in the Company’s standard benefits plans.
Simon Gonzalez, the son of our director, Luis Gonzalez, is employed by the Company in our Peruvian operations as the manager of industrial operations. Total fiscal 2023 cash compensation for Simon Gonzalez was $275,105 comprised of $246,771 base salary, $19,774 for legally required profit sharing, and $8,560 in other cash compensation. He is also eligible to participate in the Company’s standard benefits plans for Peruvian employees.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and Section 16 executive officers. These agreements, among other things, require us to indemnify each director and Section 16 executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or Section 16 executive officer.

ITEM 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The advisory vote on the compensation of our NEOs, or say-on-pay, gives our stockholders the opportunity to express their views on our NEOs’ compensation. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to align the interests of our NEOs with the interests of our stockholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term stockholder value. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating stockholder value. This balance is evidenced by the following:
•	A competitive, market-driven base salary;
•	An annual cash incentive award that is primarily focused on financial performance;
•	Equity awards, consisting of a mix of three-year, performance-based share units and time-vested restricted stock units; and
•	Robust stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking for short-term gains.
We believe that our existing compensation programs have been effective at motivating our NEOs to achieve superior performance and successes for us, aligning compensation with performance measures and stockholder interests and enabling us to attract, retain and motivate talented executive officers. Accordingly, we are asking that our stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement for the 2024 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”
This advisory vote on executive compensation is not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.
The Board of Directors recommends a vote “FOR” the advisory vote on the compensation of our NEOs.

ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and is directly responsible for the appointment, compensation, and general oversight of the work of the independent auditors. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent auditors for the fiscal year ending October 31, 2024. Deloitte has served as the Company’s independent registered public accounting firm since 2019. A representative of Deloitte is expected to be present at the 2024 Annual Meeting and will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
If stockholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte and will, in its sole discretion, either continue to retain Deloitte or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2024.

OTHER AUDIT MATTERS
Fees Billed by Deloitte for 2023 and 2022
The following table summarizes the fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for the fiscal year ended October 31, 2023 and 2022, and for audit and non-audit services provided by Deloitte during those same periods:
Type	2023 Fees ($)	2022 Fees ($)
Audit	2,836,800	3,148,681
Audit-Related	—	—
Tax	147,855	89,000
Other	1,895	1,895
Total	2,986,550	3,239,576
Audit Fees
The fees identified under this caption were for professional services rendered in connection with the audit of our financial statements and for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the year identified.
Tax Fees
The fees identified under this caption were for professional services for domestic and foreign tax compliance, tax advice and tax planning.
All Other Fees
The fees identified under this caption were for all other non-audit services, including permissible business and advisory consulting services and/or research subscription services.

Audit Committee Pre-Approval Policies
Except for requests for preapproval made between Audit Committee meetings, the Company’s Audit Committee approves in advance all services provided by our independent registered public accounting firm. The chair of our Audit Committee approves in advance all services requested between Audit Committee meetings. All such interim approvals are reported to and approved by the full Audit Committee at the next meeting. All engagements of our independent registered public accounting firm in fiscal year 2023 were pre-approved in accordance with this policy.
Audit Committee Report
The Audit Committee has:
•
reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2023 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte;

•	discussed with Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed the independence of Deloitte with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2023 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Respectfully submitted by THE AUDIT COMMITTEE,
Bonnie C. Lind, Chair
Stephen A. Beebe
Jay A. Pack

ITEM 4: APPROVAL OF AN AMENDMENT TO THE MISSION PRODUCE, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE EXCULPATION OF OFFICERS AS PROVIDED FOR UNDER DELAWARE LAW.
In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Certificate of Incorporation currently contains a provision eliminating the personal liability of the Company’s directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted by the DGCL. In 2022, Section 102(b)(7) of the DGCL was amended to permit a Delaware corporation to adopt a provision of its certificate of incorporation to limit or eliminate the personal liability of the corporation’s officers to the Company and its stockholders for a breach of the fiduciary duty, except to the extent such an exemption from liability or limitation thereof is not permitted by the DGCL.
After careful consideration, the Board of Directors approved an amendment of the Company’s Amended and Restated Certificate of Incorporation to include a new Article XII that provides for the exculpation of officers (the “Amendment”) as permitted by the 2022 amendment to the DGCL and directed that the Amendment be submitted to the stockholders entitled to vote thereon for adoption. If the Amendment were adopted and became effective, it would limit the ability of the Company’s stockholders to seek monetary damages directly against the officers included within the scope of the Amendment for breach of the duty of care in respect of acts or omissions occurring after the effectiveness of the Amendment. The Amendment would not, however, limit the right of the Company or its stockholders to seek monetary damages against any such officer for a breach of the duty of loyalty, acts or omissions by any such officer that are not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which any such officer derived an improper personal benefit. In addition, the Amendment would not limit or eliminate the liability of any such officer for monetary damages to the Company or its stockholders in any action brought directly by the Company against such officer or derivatively by stockholders in the name of the Company against such officer. Thus, the Amendment would not prevent the Board of Directors from pursuing claims for breach of fiduciary duty, including claims for breach of the duty of care, against covered officers, nor would it prevent stockholders from bringing derivative claims in which such officers are alleged to have breached their fiduciary duties, including the duty of care. Under Section 102(b)(7) of the DGCL, the officers that are entitled to the protection of an exculpatory provision are the Company’s chief executive officer, president, chief operating officer, chief financial officer, chief legal officer, chief accounting officer, its most highly compensated executive officers as identified in its SEC filings and officers who have consented (or are deemed to have consented) to service by the delivery of process to the Company’s registered agent in accordance with Delaware law.
If the proposal to adopt the Amendment is approved by our stockholders, we will file a certificate of amendment to our Amended and Restated Certificate of Incorporation that includes the Amendment with the Delaware Secretary of State shortly after the 2024 Annual Meeting. The Amendment will become effective upon the effectiveness of the filing of such certificate of amendment with the Delaware Secretary of State and would apply to acts or omissions of officers occurring after its effectiveness. It would not, however, eliminate or limit the liability of any officer for any act or omission occurring prior to the date on which such certificate of amendment became effective. If this proposal to adopt the Amendment is not approved by our stockholders at the 2024 Annual Meeting, no filing with the Delaware Secretary of State will be made and the Amendment will not become effective.
Officers are exposed to a substantial risk of lawsuits or proceedings seeking to impose personal monetary liability. Officer exculpation is intended to enable our officers to exercise their business judgment in furtherance of the interests of our stockholders while minimizing the potential for distraction posed by frivolous lawsuits and costs which are often borne by the Company either directly, through indemnification, or indirectly through higher insurance premiums. Without officer exculpation, the potential for such frivolous claims may impede the Company’s ability to attract and retain quality executives to work on its behalf, present barriers to the Company’s ability to accomplish its business objectives due to the diversion of management attention and result in a waste of corporate resources.
The Board of Directors believes that eliminating personal monetary liability for officers under the circumstances permitted by the DGCL is reasonable and appropriate and in the best interests of the Company and our stockholders.

The Amendment would add a new Article XII to the Company’s Amended and Restated Certificate of Incorporation as follows:
“ARTICLE XII
No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article XII, or the adoption of any provision of the Restated Certificate inconsistent with this Article XII, shall not adversely affect any right or protection of an officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption. If the DGCL is amended after approval by the stockholders of this Article XII to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Mission Produce, Inc. Amended and Restated Certificate of Incorporation to permit the exculpation of officers as provided for under Delaware law.

GENERAL INFORMATION
Availability of Proxy Statement and Annual Report
We intend to make this proxy statement available on the Internet and to mail the Notice of Internet Availability (“Notice”), or the proxy statement and proxy card, as applicable, on or about February 26, 2024 to all stockholders entitled to notice of and to vote at the Annual Meeting. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis.
Important Notice Regarding Availability of Proxy Materials for the 2024 Annual Meeting to be held on April 11, 2024. This Proxy Statement and our 2023 Annual Report are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.
Our Annual Report on Form 10-K constitutes our Annual Report to Stockholders and is being made available to all stockholders entitled to receive notice of and to vote at the 2024 Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
Virtual Annual Meeting
We have decided to hold the 2024 Annual Meeting virtually again this year because it (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting. You will not be able to attend the 2024 Annual Meeting in person.
Stockholders of record at the close of business on February 13, 2024 will be able via the Internet to attend the annual meeting, vote, submit questions, and examine our stockholder list during the 2024 Annual Meeting by visiting www.virtualshareholdermeeting.com/avo2024 on Thursday, April 11, 2024, at 1:30 p.m. Pacific Time. You should ensure that you have a strong Internet connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. You will need to have your control number included on your Notice, voting instruction card or proxy card, as applicable, to join the 2024 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Even if you intend to plan to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.
Voting
If you are a record holder of the shares of our common stock (you hold your shares in your own name), you may vote online at the virtual 2024 Annual Meeting or by proxy. There are three ways to vote by proxy: (1) on the Internet by following the instructions on your Notice or proxy card, (2) by telephone by calling 1-800-690-6903 and following the instructions or (3) by mail on the official proxy card provided to you by the Company. If applicable, mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You will need your control number from your Notice or proxy card to vote at the 2024 Annual Meeting, over the internet or by phone.
If your shares are held in the name of a bank, broker or another holder of record, you will receive voting instruction card from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet and telephone voting will also be offered to stockholders owning shares through certain banks and brokers. If you were a beneficial owner as of the record date, and you wish to vote electronically at the 2024 Annual Meeting, you must have your control number found on your voting instruction card.
The internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on April 10, 2024.
We have a confidential voting policy, such that no proxy, ballot, or voting tabulation which identifies the particular vote of a stockholder on any matter submitted for a vote of stockholders at any meeting of stockholders will be disclosed to the directors or officers of the Company except: (1) as necessary to meet applicable legal requirements; (2) to permit inspectors of election to certify the results of the vote; or (3) in a contested proxy solicitation.

If you are a holder of record, you may revoke your proxy at any time before it is exercised at the 2024 Annual Meeting by (1) giving our Corporate Secretary written notice of revocation, (2) delivering to us a signed proxy card with a later date, or (3) granting a subsequent proxy through the Internet or telephone. Written notices of revocation should be addressed to Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, Attention: Secretary. If you hold your shares in the name of a broker, bank, or other holder of record, you may change your voting instructions by following the instructions of your broker, bank, or other nominee.
Record Date
Our Board of Directors has fixed February 13, 2024, as the record date for determining the stockholders who are entitled to notice of, and to vote at, our 2024 Annual Meeting. Only common stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our 2024 Annual Meeting. As of the record date, there were [XXX] shares of our common stock outstanding.
For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices upon appointment. Please contact the Company’s Secretary at Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, to set up an appointment. This stockholder list will also be accessible via the Internet at the Annual Meeting, once you have accessed the Annual Meeting with your control number.
Quorum
A majority of the stock issued and outstanding and entitled to vote must be present at our 2024 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which holders are present at our 2024 Annual Meeting but not voting and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our 2024 Annual Meeting for the purpose of determining whether or not a quorum exists. “Broker non-votes” will also be counted as present for the purpose of determining whether a quorum exists. Broker non-votes are shares of common stock held by brokers or nominees as the record holder and over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner.
Votes will be tabulated by the inspector of election appointed for the 2024 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.
Voting Procedures
All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of our three Class I nominees, FOR the approval, on an advisory basis, of the compensation of our NEOs (Say on Pay), FOR the ratification of the appointment of our independent registered public accounting firm; and FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to permit the exculpation of officers as provided for under Delaware law. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors. Our Board of Directors is unaware of any matters other than those described in this Proxy Statement that may be presented for action at our 2024 Annual Meeting. If other matters do properly come before our 2024 Annual Meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.
If you are a beneficial owner and hold your shares in the name of a bank, broker or another holder of record and do not return the voting instruction card, the broker or another nominee may vote your shares on each matter at the 2024 Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, which include the ratification of the selection of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other proposals presented at the 2024 Annual Meeting (i.e., election of directors, Say on Pay, and approval of the amendment to our Amended and Restated Certificate of Incorporation). Broker non-votes result from not giving voting instructions to your broker on these proposals for which they do not have discretionary authority to vote without your instruction.
To be elected, a director nominee must receive a plurality of the votes cast. Accordingly, the three nominees receiving the highest number of “FOR” votes cast will be elected. Your broker, bank or other nominee does not have discretionary authority to vote your shares for the election of directors without your voting instruction, resulting in broker non-votes. Broker non-votes will have no effect on the election of directors since they are not counted as votes cast.

Regarding the Say on Pay advisory vote, the affirmative vote of the holders of a majority of the voting power of the votes cast. Your broker, bank or nominee does not have discretionary authority to vote your shares on this proposal without your voting instructions, resulting in broker non-votes. Broker non-votes and abstentions will have no effect on this proposal since they are not counted as votes cast.
The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the votes cast on this proposal. Abstentions will have no effect on this proposal since abstentions are not counted as votes cast. Brokers, banks, and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm and, as such, we do not expect any votes on this proposal to be considered broker non-votes.
The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the proposal to adopt the proposed amendment to our Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as votes “against” this proposal. Accordingly, stockholders of record are urged to vote “for” the proposal, and beneficial owners of shares are urged to give their broker, bank, or other nominee instructions to vote their shares “for” the proposal.
Proxy Solicitation
Your enclosed proxy is being solicited on behalf of the Board of Directors. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.
The Company has engaged a third-party proxy solicitation firm – Morrow Sodali LLC – for an amount not to exceed $20,000 plus out-of-pocket costs and associated expenses related to the solicitation.
Subject to the above, the Company will bear all costs of soliciting proxies, which may include costs of forwarding the solicitation materials to beneficial owners of our stock. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members who will not receive additional compensation for these services.
Year End Reporting Convention
We report our results of operations based on our fiscal year ended on October 31.
Stockholders Sharing the Same Address
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the previous instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
2025 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address first set forth on the first page of this Proxy Statement no later than

October 29, 2024. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice not later January 11, 2025, and no earlier than December 12, 2024, for matters to be presented at the 2025 Annual Meeting of Stockholders. However, in the event that the date of the 2024 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one year anniversary of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be received not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 10, 2025, and must also comply with all other requirements of Rule 14a-19 under the Exchange Act.
We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders.
Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Compensation Committee and Audit Committee, included above, are not specifically incorporated by reference into any other filings that we make with the SEC. This Proxy Statement is sent to you as part of the proxy materials for the 2024 Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.
Forward-Looking Statements
Statements in this proxy statement that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this proxy statement address a variety of subjects, including statements about our short-term and long-term assumptions, goals, and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this proxy statement are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Other Matters
Our Board of Directors knows of no other matters that will be presented for consideration at the 2024 Annual Meeting. If any other matters are properly brought before the 2024 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote promptly by either electronically submitting a proxy or voting instruction card over the Internet, by telephone, or by delivering to us or your broker a signed and dated proxy card.
By order of the Board of Directors,

Joanne Wu
General Counsel and Secretary
Oxnard, California
February 26, 2024

EXHIBIT A
Adjusted EBITDA Reconciliation
(In millions)	FY 2023
Net loss	$(3.1)
Interest expense	11.6
Provision for income taxes	2.2
Depreciation and amortization	32.8
Equity method income	(4.0)
Stock-based compensation	4.5
Executive severance	1.3
Asset impairment and disposals, net of insurance recoveries	1.3
Farming costs for nonproductive orchards	1.8
ERP costs	2.2
Transaction costs	0.3
Amortization of inventory adjustment recognized from business combination	0.7
Other expense, net	0.2
Noncontrolling interest	(3.4)
Total adjusted EBITDA	$ 48.4

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 10, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AVO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 10, 2024. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27896-P00502 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MISSION PRODUCE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To elect (01) Stephen A. Beebe, (02) Jay A. Pack, and (03) Tony Bashir Sarsam to serve as Class I directors until the Company's 2027 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Nominees:

01) Stephen A. Beebe
02) Jay A. Pack
03) Tony Bashir Sarsam

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS To approve the compensation of our named executive officers.	☐	☐	☐
3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2024.	☐	☐	☐
4. APPROVAL OF CHARTER AMENDMENT REGARDING EXCULPATION OF OFFICERS Approval of an amendment to the Mission Produce, Inc. Amended and Restated Certificate of Incorporation to permit the exculpation of officers as provided for under Delaware Law.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V27897-P00502

MISSION PRODUCE, INC.

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 11, 2024

The undersigned stockholder of Mission Produce, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Stephen J. Barnard and Joanne C. Wu, as proxies with full power of substitution (the "Proxy Holders"), and hereby authorizes them to represent to vote, as designated below, all shares of common stock of the Company (the "Common Stock") registered in the name of the undersigned at the 2024 Annual Meeting of Stockholders of the Company to be held at 1:30 p.m., Pacific Time, on Thursday, April 11, 2024 virtually by means of the internet at www.virtualshareholdermeeting.com/AVO2024 and at any adjournments, postponements or other delays thereof and at any special meeting that may be called in lieu thereof (the "Annual Meeting").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK WILL BE VOTED WITH RESPECT TO PROPOSAL 1 ON THE REVERSE SIDE: (I) FOR STEPHEN A. BEEBE FOR DIRECTOR, (II) FOR JAY A. PACK FOR DIRECTOR, (III) FOR TONY BASHIR SARSAM FOR DIRECTOR, AND (IV) IN THE PROXY HOLDERS' DISCRETION AS TO ANY OTHER PERSON NOMINATED FOR DIRECTOR AT THE ANNUAL MEETING OR AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING; WITH RESPECT TO PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4 ON THE REVERSE SIDE, FOR.

IF ANY NOMINEE NAMED IN PROPOSAL 1 DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PROXY HOLDERS SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE ANNUAL MEETING AS A SUBSTITUTE, IN SUCH PROXY HOLDERS' DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE